  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1998

                                           REGISTRATION STATEMENT NO. 333-58743

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 2

                                      TO

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 STAPLES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              04-2896127
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

                              ONE RESEARCH DRIVE,
                       WESTBOROUGH, MASSACHUSETTS 01581
                                (508) 370-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JOHN J. MAHONEY
  EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER AND CHIEF FINANCIAL
                                    OFFICER
                                STAPLES, INC.,
                              ONE RESEARCH DRIVE,
                       WESTBOROUGH, MASSACHUSETTS 01581
                                (508) 370-8500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                WITH A COPY TO:

         MARK G. BORDEN, ESQ.                    JEFFREY SMALL, ESQ.
           HALE AND DORR LLP                    DAVIS POLK & WARDWELL
            60 STATE STREET                     450 LEXINGTON AVENUE
      BOSTON, MASSACHUSETTS 02109             NEW YORK, NEW YORK 10017
            (617) 526-6675                         (212) 450-4000

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                     CALCULATION OF REGISTRATION FEE
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
 TITLE OF EACH CLASS OF      AMOUNT     PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE         TO BE       OFFERING PRICE       AGGREGATE         AMOUNT OF
       REGISTERED          REGISTERED       PER SHARE      OFFERING PRICE   REGISTRATION FEE
--------------------------------------------------------------------------------------------
Common Stock, $0.0006
 par value per share...  15,982,700(1)     $30.9375(1)     $494,464,782(1)     $145,868(1)
                           57,000(2)        $31.50(2)       $1,795,500(2)        $530(2)
--------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Registration fee previously paid on July 8, 1998. Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on July 2, 1998.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on July 17, 1998.

                               ---------------

  THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectuses: one to be used in connection with an offering in the United States (the "U.S. Prospectus") and the other to be used in connection with a concurrent international offering outside the United States (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects, except for the front cover pages. The form of U.S. Prospectus is included herein and the form of the front cover page of the International Prospectus follows the front cover page of the U.S. Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued July 20, 1998

                             13,955,000 Shares

                                 Staples, Inc.

                                  COMMON STOCK

                                  -----------

 ALL OF THE SHARES OF COMMON STOCK  BEING OFFERED HEREBY ARE BEING SOLD BY THE
  SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY
   WILL NOT RECEIVE  ANY OF THE PROCEEDS  FROM THE SALE  OF SHARES OF COMMON
    STOCK BY THE  SELLING STOCKHOLDERS. OF THE  13,955,000 SHARES OF COMMON
     STOCK  BEING OFFERED  HEREBY,  11,175,400  SHARES  ARE BEING  OFFERED
      INITIALLY IN THE UNITED STATES  AND CANADA BY THE U.S. UNDERWRITERS
       AND  2,779,600 SHARES  ARE  BEING OFFERED  INITIALLY  OUTSIDE THE
        UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE
         "UNDERWRITERS." THE COMMON STOCK  OF THE COMPANY IS QUOTED ON
          THE  NASDAQ NATIONAL  MARKET  UNDER THE  SYMBOL "SPLS."  ON
           JULY 8, 1998, THE  REPORTED LAST SALE PRICE OF THE COMMON
            STOCK  ON THE NASDAQ  NATIONAL MARKET  WAS $32  3/8 PER
             SHARE.

                                  -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                UNDERWRITING      PROCEEDS TO
                                    PRICE TO   DISCOUNTS AND        SELLING
                                     PUBLIC    COMMISSIONS(1)   STOCKHOLDERS(2)
                                    --------   --------------   ---------------
Per Share........................     $             $                 $
Total(3).........................    $             $                 $

-----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) The expenses of the offering will be paid by the Company and are estimated at $325,000.
  (3) Certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 2,084,700 additional Shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
      commissions and proceeds to Selling Stockholders will be $   , $    and
      $   , respectively. See "Principal and Selling Stockholders" and
      "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about     , 1998 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER
                              GOLDMAN, SACHS & CO.
                                                            SALOMON SMITH BARNEY

   , 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued July 20, 1998

                             13,955,000 Shares

                                 Staples, Inc.

                                  COMMON STOCK

                                  -----------

 ALL OF THE SHARES OF COMMON STOCK  BEING OFFERED HEREBY ARE BEING SOLD BY THE
  SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY
   WILL NOT RECEIVE  ANY OF THE PROCEEDS  FROM THE SALE  OF SHARES OF COMMON
    STOCK BY THE  SELLING STOCKHOLDERS. OF THE  13,955,000 SHARES OF COMMON
     STOCK  BEING  OFFERED  HEREBY,  2,779,600 SHARES  ARE  BEING  OFFERED
      INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL
       UNDERWRITERS AND 11,175,400 SHARES ARE BEING OFFERED INITIALLY IN
        THE  UNITED STATES  AND CANADA  BY THE  U.S.  UNDERWRITERS. SEE
         "UNDERWRITERS." THE COMMON STOCK  OF THE COMPANY IS QUOTED ON
          THE  NASDAQ NATIONAL  MARKET  UNDER THE  SYMBOL "SPLS."  ON
           JULY 8, 1998, THE  REPORTED LAST SALE PRICE OF THE COMMON
            STOCK  ON THE NASDAQ  NATIONAL MARKET  WAS $32  3/8 PER
             SHARE.

                                  -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                UNDERWRITING      PROCEEDS TO
                                    PRICE TO   DISCOUNTS AND        SELLING
                                     PUBLIC    COMMISSIONS(1)   STOCKHOLDERS(2)
                                    --------   --------------   ---------------
Per Share........................     $             $                 $
Total(3).........................    $             $                 $

-----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) The expenses of the offering will be paid by the Company and are estimated at $325,000.
  (3) Certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 2,084,700 additional Shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
      commissions and proceeds to Selling Stockholders will be $   , $    and
      $   , respectively. See "Principal and Selling Stockholders" and
      "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about     , 1998 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER
     GOLDMAN SACHS INTERNATIONAL
                                              SALOMON SMITH BARNEY INTERNATIONAL

       , 1998

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREIN SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    8
Use of Proceeds.....................   10
Price Range of Common Stock and
 Dividend Policy....................   10
Capitalization......................   11
Selected Historical Consolidated
 Financial Information..............   12
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   13
Business............................   19

                                      PAGE
                                      ----
Management..........................   22
Principal and Selling Stockholders..   25
Description of Capital Stock........   28
Certain United States Federal Tax
 Consequences for Non-U.S. Holders..   30
Underwriters........................   33
Legal Matters.......................   36
Experts.............................   36
Available Information...............   36
Incorporation of Certain Documents
 by Reference.......................   38
Index to Consolidated Financial
 Statements.........................  F-1

                               ----------------

  The Company has registered the marks "Staples" and "Staples--The Office Superstore" on the Principal Register of the United States Patent and Trademark Office, the mark "Staples" in Canada, the United Kingdom and Germany and the mark "Quill" in the United States, Canada, Israel, Japan, Mexico and the United Kingdom.

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this Prospectus. Unless the context otherwise requires, "Staples" or the "Company" refers to Staples, Inc. and its subsidiaries, including Quill Corporation ("Quill"), a mail order distributor of office supplies to businesses in the United States. Staples acquired Quill on May 21, 1998.

                                  THE COMPANY

  Staples was founded in 1985 and pioneered the office products superstore concept. The Company is a leading office products distributor with a total of 798 retail stores located in the United States, Canada, the United Kingdom and Germany as of June 30, 1998, in addition to catalog and contract stationer operations.

  The Company views the office products market as a large diversified market for office supplies and equipment, business machines and computers, and various business services. Although there are no clear demarcations among segments, the Company targets four principal end-user groups: consumers and home offices; small businesses and organizations with fewer than 50 office workers; medium-size businesses and organizations with more than 50 office workers; and large businesses with more than 1,000 office workers. The Company's ability to address all four major end-user groups increases and diversifies its available market opportunities, increases awareness of the Staples name among customers in all four end-user groups (who often shop across distribution channels) and allows the Company to enjoy a number of important economies of scale. These include increased buying power, enhanced efficiencies in distribution and advertising and improved capacity to leverage certain general and administrative functions.

  The Company effectively reaches different sectors of the office products market through different channels of distribution designed to be convenient to each targeted market sector. Specifically, in-store operations seek to address the retail needs of customers, while the Company's delivered office products businesses focus on customers who desire delivery of their office products and other specialized services.

NORTH AMERICAN SUPERSTORES

  Staples' North American retail operations, consisting of 738 stores as of June 30, 1998, are the core business of the Company, generating a substantial majority of its sales and profits. The Company's retail operations focus on serving the needs of customers primarily in the consumer, home office and small business segments of the office products market.

  Superstores. The Company's North American superstores are located in 33 states, the District of Columbia and nine Canadian provinces in both major metropolitan markets and smaller outlying markets. The Company's current superstore prototype is approximately 24,000 square feet and offers about 8,000 different stock keeping units ("SKUs"). The Company's strategy for its North American superstores focuses on four key objectives: (i) providing superior customer value through a combination of broad product selection, everyday low prices, outstanding customer service and convenient locations; (ii) increasing the Company's presence in targeted markets by adding new superstores and achieving economies of scale in most of the major markets where it competes;
(iii) reducing operating costs to the lowest level consistent with providing quality merchandise and service; and (iv) offering a comfortable, easy-to-shop store environment with skilled sales associates available to assist the customer.

  Express Stores. In select urban markets, the Company operates a smaller store format, "Staples Express," which offers a more focused assortment of products. These smaller stores give the Company the opportunity to meet the office supply needs of customers in a store format that is efficient and economical in an urban environment. Staples Express stores range from approximately 6,000 to 10,000 square feet in size, and generally stock about 6,000 different SKUs.

DELIVERED OFFICE PRODUCTS

  The Company's delivered office products business is comprised of three principal operations: the Company's two catalog businesses, operating under the names "Staples Direct" and "Quill," and the Company's contract stationer business, operating under the names "Staples National Advantage" and "Staples Business Advantage."

  Staples Direct. Staples Direct, the Company's direct mail catalog business, was launched in 1990 to target segments of the office products market seeking the convenience of telephone ordering and free next day delivery for orders over $50. Delivery orders are shipped from the Company's delivery distribution centers and are distributed through dedicated delivery hubs. In some markets, the Company also delivers products directly from its retail stores. The Company markets Staples Direct through both direct mail catalogs and a sales force primarily focused on generating new accounts. The Company recently expanded its catalog operations in Canada, the United Kingdom and Germany.

  Quill. In May 1998, the Company acquired Quill and certain related entities in a pooling of interests transaction for total consideration of approximately $690 million consisting of 25,989,417 shares of the Company's Common Stock and cash of approximately $48 million. In 1997, Quill had net sales of approximately $551 million. Quill is a direct marketer focused on serving the needs of small- to medium-sized business customers across the United States that employ between 10 and 100 office workers. Quill currently operates nine distribution centers located throughout the United States. Quill uses targeted database marketing techniques to address the specific needs of certain customer groups. The Company expects to incur a charge to earnings of approximately $39 million in the fiscal quarter ending August 1, 1998 in connection with the acquisition of Quill.

  Staples National Advantage and Staples Business Advantage. The Company's contract stationer operations focus primarily on serving the needs of medium-to-large-size businesses that sometimes may seek more services than are provided by a traditional retail or mail order business, such as customized pricing, payment terms, usage reporting and the stocking of certain proprietary items. The Company's contract stationer business is divided into two segments. Staples National Advantage is a nationwide contract stationer business focused on selling to large multi-regional businesses. Staples Business Advantage focuses on selling to medium- and large-size regional companies and has the flexibility to handle smaller accounts.

INTERNATIONAL

  The Company believes that foreign markets provide significant growth opportunities. In 1991, the Company established its first international joint venture, "Business Depot," in Canada. Business Depot became a wholly-owned subsidiary of the Company in 1994. The Company also became a partner in two overseas office products superstore joint ventures operating in the United Kingdom under the name "Staples UK" and in Germany under the name "MAXI-Papier-Markt-GmbH," now known as Staples (Deutschland), Gmbh ("Staples Germany"). In May 1997, the Company increased its ownership interest in the Staples UK operations to 100% and in Staples Germany to approximately 92%. As of June 30, 1998, Staples UK operated 42 stores and Staples Germany operated 18 stores. Staples Germany recently began operating the German stores under the name "Staples Der Buro Mega Markt."

STRATEGY

  The Company is focused on the following strategic priorities, with the objective of enhancing its position as a leading office products supplier:

  Profitably Increase Retail Sales Per Store. The Company is devoting significant resources and efforts to profitably increase its retail sales per store. Initiatives cover a wide-range of store operations including product and service offerings, inventory planning, staffing, customer satisfaction and improvements in store design.

  Continue Rapid Growth in Delivered Office Products. The Company is implementing a number of actions to profitably grow its Staples Direct and Quill businesses. The Company seeks to focus on expanding the product offerings available for delivery, pursuing marketing initiatives to appeal to target customers, and expanding distribution capacity.

  Continue Store Growth and Strengthen Infrastructure. The Company is continuing its store growth program. The Company's store growth strategy is based on pursuing expansion of its network in existing markets and on entering both major and small new markets. The Company has made significant investments in its distribution infrastructure and inventory management systems to support this future growth.

  Improve Productivity. The Company intends to maintain its historical focus on being a low cost operator and believes that it has significant opportunities to reduce costs as a percentage of sales. Expansion will allow it to leverage fixed costs in store operations, marketing, distribution and administration and generate increased productivity through improvements in operating practices.

  Improve Customer Service. The Company has increased staffing levels in stores and delivery operations to improve service. The Company actively monitors customer satisfaction and has implemented programs which tie employee compensation to achievement of corporate goals.

  For a more complete description of the Company's strategy, see "Business-- Strategy."

                                ----------------

  The Company's executive offices are located at One Research Drive, Westborough, Massachusetts 01581 (telephone: (508) 370-8500). The Company was organized in November 1985 and is incorporated in the State of Delaware.

                                  THE OFFERING

Common Stock offered hereby:
 U.S. Offering..............
 International Offering.....   11,175,400 shares(1)
                                2,779,600 shares
                              -----------

  Total.....................   13,955,000 shares(1)
                              ===========
Common Stock outstanding ...  282,341,432 shares(2)

Use of Proceeds.............  The Company will not receive any of the net proceeds from the sale of the shares of Common Stock being offered.

Nasdaq National Market
Symbol......................  SPLS
--------
(1) Assumes the over-allotment option granted to the U.S. Underwriters is not exercised.
(2) As of May 2, 1998. Excludes (i) 24,202,746 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's stock incentive plans and (ii) 20,447,048 shares issuable upon conversion of the Company's 4 1/2% Convertible Subordinated Debentures due October 1, 2000.

                                  RISK FACTORS

  Prior to making an investment in the Common Stock offered hereby, prospective purchasers of the Common Stock should take into account the specific considerations set forth under "Risk Factors" as well as the other information included or incorporated by reference in this Prospectus.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data include adjustments to give effect to the acquisition by Staples of Quill on May 21, 1998. The acquisition was accounted for under the pooling of interests method. The Company's fiscal year is the 52 or 53 weeks ending on the Saturday closest to January 31 of the following calendar year. Fiscal 1995 was a 53 week fiscal year.

                             13 WEEKS ENDED                          FISCAL YEAR
                          --------------------- ------------------------------------------------------
                            MAY 2,     MAY 3,
                             1998       1997       1997       1996       1995       1994       1993
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                  (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF INCOME
 DATA:
Sales...................  $1,670,611 $1,292,721 $5,732,145 $4,493,589 $3,565,235 $2,418,793 $1,693,771
Operating income........      60,605     55,603    307,327    245,398    182,392    114,684     63,386
Net income(1)...........      35,950     19,777    167,914    144,742    108,428     72,071     44,544
Pro forma net
 income(2)..............      34,136     15,229    153,128    129,413     94,539     59,219     34,507
Historical earnings per
 common share...........  $     0.13 $     0.07 $     0.62 $     0.54 $     0.42 $     0.31 $     0.20
Historical earnings per
 common share assuming
 dilution...............  $     0.12 $     0.07 $     0.59 $     0.52 $     0.41 $     0.30 $     0.20
Pro forma earnings per
 common share(3)........  $     0.12 $     0.06 $     0.56 $     0.49 $     0.37 $     0.26 $     0.15
Pro forma earnings per
 common share assuming
 dilution(3)............  $     0.12 $     0.06 $     0.54 $     0.47 $     0.35 $     0.25 $     0.15
SELECTED OPERATING DATA:
Stores open (at period
 end)...................         782        599        742        557        443        350        230

                                                                  AS OF
                                                           --------------------
                                                            MAY 2,    JAN. 31,
                                                             1998       1998
                                                           --------- ----------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital........................................... $ 799,489 $  803,660
Total assets.............................................. 2,620,195  2,638,862
Total long-term debt, less current portion................   518,066    518,959
Stockholders' equity...................................... 1,140,755  1,094,485

--------
(1) Net income for fiscal 1997 includes a pre-tax charge of $29,665,000 resulting from costs incurred in connection with the proposed merger with Office Depot, Inc. Net income for fiscal 1994 includes a pre-tax charge of $2,150,000 relating to non-recurring merger-related costs resulting from various acquisitions. Net income for fiscal 1993 includes a pre-tax charge of $4,771,000 relating to non-recurring merger-related costs resulting from the acquisitions of National Office Supply Company, Inc. and Spectrum Office Products, Inc.
(2) Pro forma net income includes the earnings of Quill with provision for income taxes on previously untaxed earnings of pooled S-Corporation income.
(3) Earnings per common share have been restated to reflect 3 for 2 stock splits effective January 1998, March 1996, July 1995 and October 1994 and for Financial Accounting Standards No. 128, Earnings Per Share.

                                 RISK FACTORS

  The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

INTENSE COMPETITION

  The Company operates in a highly competitive marketplace, in which it competes with a variety of retailers, dealers and distributors. The Company competes in most of its geographic markets with other high-volume office supply chains that are similar in concept to the Company in terms of store format, pricing strategy and product selection, such as Office Depot, OfficeMax and Office World, as well as mass merchants, such as Wal-Mart, warehouse clubs, computer and electronics superstores, and other discount retailers. In addition, the Company's retail stores, as well as its delivery and contract business, compete with numerous mail order firms, contract stationer businesses and direct manufacturers. Such competitors have increased their presence in the Company's markets in recent years. Some of the Company's current and potential competitors in the office products industry are larger than the Company and have substantially greater financial resources. No assurance can be given that competition will not have an adverse effect on the Company's business.

RISKS OF EXPANSION

  An important part of the Company's business plan is an aggressive store growth strategy. The Company opened 130 stores in the United States, Canada and Europe in fiscal 1997, plans to open approximately 170 new stores in fiscal 1998 and expects to continue to pursue an aggressive store growth strategy in fiscal 1999 and beyond. There can be no assurance that the Company will be able to identify and lease favorable store sites, hire and train employees, and adapt its management and operational systems to the extent necessary to fulfill its expansion plans. The failure to open new stores in accordance with its growth plans could have a material adverse impact on the Company's future sales and profits. Moreover, the Company's expansion strategy is based in part on the continued addition of new stores to its store network in existing markets to take advantage of economies of scale in marketing, distribution and supervision costs; however, this may result in the "cannibalization" of sales of existing stores. In addition, there can be no assurance that the new stores opened by the Company will achieve sales or profit levels commensurate with those of the Company's existing stores.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

  The Company has experienced and may experience in the future fluctuations in its quarterly operating results. Moreover, there can be no assurance that Staples will continue to realize the earnings growth experienced over recent years, or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations. Factors such as the number of new store openings (pre-opening expenses are expensed as incurred, and newer stores are less profitable than mature stores), the extent to which new stores "cannibalize" sales of existing stores, the mix of products sold, pricing actions of competitors, the level of advertising and promotional expenses, seasonality, and one-time charges associated with acquisitions or other events could contribute to this quarterly variability. The Company's sales and profitability are typically slightly lower in the first and second quarter of its fiscal year than in other quarters. In addition, the Company's expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in the Company's net income.

MANAGEMENT OF GROWTH

  The Company's business, including sales, number of stores and number of employees, has grown dramatically over the past several years. In addition, the Company has consummated a number of significant acquisitions in the last few years, and may make additional acquisitions in the future. This internal growth, together with the acquisitions made by the Company, have placed significant demands on the management and operational systems of the Company. To manage its growth effectively, the Company will be required to continue to upgrade its operational and financial systems, expand its management team and increase and manage its employee base.

INTEGRATION OF CERTAIN OPERATIONS OF QUILL

  In May 1998, the Company acquired all of the capital stock of Quill, which sells office supplies in the U.S. through mail order catalogs. The Company plans to continue to operate the Quill business separately from that of Staples Direct. However, over time, the Company may determine that integration of certain operations of Staples Direct and Quill may be desirable. There can be no assurance that the Company will not encounter difficulties in any such integration and any such difficulties could have a material adverse effect on the operations of the Company. The Company expects to incur a charge to earnings of approximately $39 million in the quarter ending August 1, 1998 in connection with the acquisition of Quill.

RISKS OF INTERNATIONAL OPERATIONS

  The Company has a presence in international markets through its operations in Canada, Germany and the United Kingdom, and may seek to expand into other international markets in the future. The Company's operations in foreign markets are subject to risks similar to those affecting its U.S. operations, in addition to a number of additional risks inherent in foreign operations, including local customs and competitive conditions, and foreign currency fluctuations. Staples' European operations are currently unprofitable, and there can be no assurance that they will become profitable.

AVAILABILITY OF FINANCINGS

  The Company currently expects that its current cash and cash equivalents and funds available under its revolving credit facility will be sufficient to fund its planned store openings and other operating cash needs for at least the next 12 to 18 months. However, there can be no assurance that the Company will not require additional sources of financing prior to such time, as a result of unanticipated cash needs or opportunities, an expanded growth strategy or disappointing operating results. There also can be no assurance that the additional funds required by the Company, whether within the next 12 to 18 months or thereafter, will be available to the Company on satisfactory terms.

RISKS ASSOCIATED WITH YEAR 2000

  The Company has conducted a comprehensive review of its computer systems and applications to identify those that might be affected by the year 2000 issue and has begun an implementation plan to resolve the year 2000 issue. The Company is in the process of correcting or replacing those systems and applications which are not currently year 2000 compliant. The Company believes it will be able to modify or replace its affected systems and applications in time to avoid any material detrimental impact on its operations. The Company will incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare its systems and applications for the year 2000 issue. The preliminary expense estimate for year 2000 corrective and replacement activities ranges from $20 to $30 million, a portion of which would have been incurred as part of normal system and application upgrades. It is anticipated that all year 2000 compliance efforts will be complete by mid-1999. However, if such modifications and conversions are not completed in a timely manner, the year 2000 issue may have a material adverse impact on the operations of the Company.

                                USE OF PROCEEDS

  All of the shares of Common Stock offered hereby are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered hereby.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "SPLS." The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock as reported on the Nasdaq National Market.

                                                          HIGH        LOW
                                                          -----      -----
Fiscal Year Ending February 1, 1997
  First Quarter.......................................... $14  27/64 $10  43/64
  Second Quarter.........................................  14  21/64   9  37/64
  Third Quarter..........................................  15  5/64   11  1/4
  Fourth Quarter.........................................  14  43/64  11  27/64
Fiscal Year Ending January 31, 1998
  First Quarter..........................................  17  37/64  11  3/4
  Second Quarter.........................................  17  1/2    12  53/64
  Third Quarter..........................................  19  1/2    15  21/64
  Fourth Quarter.........................................  20  5/64   15  7/8
Fiscal Year Ending January 30, 1999
  First Quarter..........................................  25  11/16  18  3/8
  Second Quarter (through July 8, 1998)..................  32  15/16  23  1/2

  On July 8, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $32 3/8 per share. As of June 30, 1998, the Company had 9,271 stockholders of record.

  The Company has never paid cash dividends on its Common Stock. The Company presently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's revolving credit agreement restricts the payment of dividends.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of May 2, 1998.

                                                                     AS OF
                                                                  MAY 2, 1998
                                                                 --------------
                                                                 (IN THOUSANDS)
Long-term debt, less current portion............................   $  218,066
Other long-term obligations.....................................       48,973
4 1/2% Convertible Subordinated Debentures......................      300,000
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares authorized;
   none issued..................................................          --
  Common Stock, $.0006 par value, 500,000,000 shares authorized;
   282,341,432 shares issued and outstanding (1)................          169
  Additional paid-in-capital....................................      614,604
  Cumulative foreign currency translation adjustments...........       (8,117)
  Unrealized gain on short-term investments, net of tax.........        1,537
  Retained earnings.............................................      535,155
  Less: 147,281 shares of treasury stock, at cost                      (2,593)
                                                                   ----------
    Total stockholders' equity..................................    1,140,755
                                                                   ----------
      Total capitalization......................................   $1,707,794
                                                                   ==========

--------
(1) Excludes (i) 24,202,746 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's stock incentive plans and
    (ii) 20,447,729 shares issuable upon conversion of the Company's 4 1/2% Convertible Subordinated Debentures due October 1, 2000.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following table sets forth selected consolidated financial data and other operating data of Staples. The selected consolidated financial data for the five years ended January 31, 1998 are derived from the consolidated financial statements of Staples, which have been audited by Ernst & Young LLP, independent auditors, except for the financial statements of Quill, which were audited by Kupferburg, Goldberg & Neimark, LLC, independent auditors. The financial data for the 13 weeks ended May 2, 1998 and May 3, 1997 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Staples considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the 13 weeks ended May 2, 1998 are not necessarily indicative of the results that may be expected for the entire year ending January 30, 1999. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                             13 WEEKS ENDED                            FISCAL YEAR
                          ----------------------  ----------------------------------------------------------
                            MAY 2,      MAY 3,
                             1998        1997        1997        1996        1995        1994        1993
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                  (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF INCOME
 DATA:
Sales...................  $1,670,611  $1,292,721  $5,732,145  $4,493,589  $3,565,235  $2,418,793  $1,693,771
Gross profit............     388,015     304,666   1,378,984   1,083,326     826,639     567,914     386,099
Operating and selling
 expenses...............     255,648     198,598     833,046     651,634     501,253     343,850     228,174
Pre-opening expenses....       3,352       2,862       9,443       8,299       5,607       4,858       2,870
General and
 administrative
 expenses...............      67,486      47,031     225,587     175,704     135,420     103,766      91,669
Operating income........      60,605      55,603     307,327     245,398     182,392     114,684      63,386
Interest and other
 expense, net...........      (4,694)     (3,936)    (21,955)    (22,962)    (15,671)      5,330       8,022
Merger-related costs....         --      (20,562)    (29,665)        --          --        2,150       4,771
Equity in loss of
 affiliates.............         --       (5,953)     (5,953)    (11,073)    (12,153)    (11,168)     (9,193)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income(1)...........  $   35,950  $   19,777  $  167,914  $  144,742  $  108,428  $   72,071  $   44,544
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Pro forma net
 income(2)..............  $   34,136  $   15,229  $  153,128  $  129,413  $   94,539  $   59,219  $   34,507
Historical earnings per
 common share...........  $     0.13  $     0.07  $     0.62  $     0.54  $     0.42  $     0.31  $     0.20
Historical earnings per
 common share assuming
 dilution...............  $     0.12  $     0.07  $     0.59  $     0.52  $     0.41  $     0.30  $     0.20
Pro forma earnings per
 common share(3)........  $     0.12  $     0.06  $     0.56  $     0.49  $     0.37  $     0.26  $     0.15
Pro forma earnings per
 common share assuming
 dilution(3)............  $     0.12  $     0.06  $     0.54  $     0.47  $     0.35  $     0.25  $     0.15
SELECTED OPERATING DATA:
Stores open (at period
 end)...................         782         599         742         557         443         350         230
                                                                    AS OF
                                      ----------------------------------------------------------------------
                                        MAY 2,     JAN. 31,    FEB. 1,     FEB. 3,     JAN. 28,    JAN. 29,
                                         1998        1998        1997        1996        1995        1994
BALANCE SHEET DATA:                   ----------  ----------  ----------  ----------  ----------  ----------
                                                               (IN THOUSANDS)
Working capital....................   $  799,489  $  803,660  $  623,835  $  580,244  $  355,639  $  270,102
Total assets.......................    2,620,195   2,638,862   1,955,636   1,552,199   1,141,496     764,341
Total long-term debt, less current
 portion...........................      518,066     518,959     402,985     351,508     257,122     132,765
Stockholders' equity...............    1,140,755   1,094,485     875,823     712,141     472,215     363,982

--------
(1) Net income for fiscal 1997 includes a pre-tax charge of $29,665,000 resulting from costs incurred in connection with the proposed merger with Office Depot, Inc. Net income for fiscal 1994 includes a pre-tax charge of $2,150,000 relating to non-recurring merger-related costs resulting from various acquisitions. Net income for fiscal 1993 includes a pre-tax charge of $4,771,000 relating to non-recurring merger-related costs resulting from the acquisitions of National Office Supply Company, Inc. and Spectrum Office Products, Inc.
(2) Pro forma net income includes the earnings of Quill with provision for income taxes on previously untaxed earnings of pooled S-Corporation income.
(3) Earnings per common share have been restated to reflect 3 for 2 stock splits effective January 1998, March 1996, July 1995 and October 1994 and for Financial Accounting Standards No. 128, Earnings Per Share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  In May 1998, the Company acquired Quill in a pooling of interests transaction. In 1997, Quill had net sales of approximately $551 million. The following financial discussion includes adjustments to give effect to the acquisition of Quill for all periods presented. Prior to its acquisition by the Company, Quill elected to be treated as an S Corporation under the Internal Revenue Code of 1986, as amended, and, accordingly, its earnings were not subject to taxation at the corporate level. Pro forma adjustments have been made to reflect a provision for income taxes on such previously untaxed earnings for each period presented at an assumed rate of 40%. The Statements of Income combine staples historical operating results for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996 with the corresponding Quill operating results for the years ended December 31, 1997, 1996 and 1995.

  During the fiscal year ended January 31, 1998, the Company acquired Kingfisher PLC's interests in Staples UK and Staples Germany. The German stores now operate as Staples Der Buro Mega Markt. Staples UK and Staples Germany operate a chain of office products superstores in the UK and Germany, respectively. As a result of these acquisitions, the Company's ownership interest in Staples UK increased to 100% and its ownership interest in Staples Germany increased to approximately 92%. The cash purchase price of approximately $57 million was generated through additional borrowings under the Company's existing revolving credit facility. The transactions were accounted for in accordance with the purchase method of accounting and accordingly, the results of operations of Staples UK and Staples Germany have been included in the Company's consolidated financial statements since May 1997. The excess of the purchase price has been recorded as goodwill and is being amortized on a straight line basis over 40 years. Prior to May 1997, the operating results of Staples UK and Staples Germany were accounted for under the equity method.

  The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128").

  The following discussion should be read in conjunction with "Selected Consolidated Financial Information" included herein and the consolidated financial statements and related notes thereto of the Company and its consolidated subsidiaries included elsewhere in this Prospectus or incorporated by reference herein. The fiscal year ended January 31, 1998 and February 1, 1997 consisted of 52 weeks, while the fiscal year ended February 3, 1996 consisted of 53 weeks.

RESULTS OF OPERATIONS

 COMPARISON OF FISCAL QUARTERS ENDED MAY 2, 1998 AND MAY 3, 1997

  Sales. Sales increased 29% to $1,670,611,000 in the quarter ended May 2, 1998 from $1,292,721,000 in the quarter ended May 3, 1997. This growth is attributable to an increase in the number of open stores, increased sales in existing stores and in the delivery and contract stationer segments, and the consolidation (beginning in May 1997) of the sales of Staples UK and Staples Germany. Comparable store and delivery hub sales for the quarter ended May 2, 1998 increased 11% over the quarter ended May 3, 1997. Comparable sales in the contract stationer segment increased 9% for the quarter ended May 2, 1998 versus the quarter ended May 3, 1997. Comparable sales in the Quill segment increased 11% for the quarter ended May 2, 1998 versus the quarter ended May 3, 1997. The Company had 782 stores open as of May 2, 1998 compared to 599 stores as of May 3, 1997 and 742 stores as of January 31, 1998. This total includes 41 stores opened and one closed during the three months ended May 2, 1998 and 56 stores acquired in the UK and Germany as a result of the acquisitions of Staples UK and Staples Germany in May 1997.

  Gross Profit. Gross profit as a percentage of sales was 23.2% for the three months ended May 2, 1998 as compared to 23.6% for the same period in the prior year. The decrease in gross profit rate for the three months ended May 2, 1998 was primarily due to decreases in the margin rates in the retail store segment, due to price reductions as well as an increase in the sales of computer hardware (CPU's and laptops), which generate a lower margin rate than other categories, to 8.0% of sales from 6.6% of sales for the three months ended May 3, 1997. This was partially offset by improved margins in the retail and delivery business segments due to lower product costs from vendors as a result of increased purchase discounts and changes in product mix, as well as the leveraging of distribution center and delivery costs over a larger sales base.

  Operating and Selling Expenses. Operating and selling expenses, which consist of payroll, advertising and other store operating costs, decreased as a percentage of sales in the three months ended May 2, 1998 to 15.3%, as compared to 15.4% for the same period in the prior year. The decrease was primarily due to increased leveraging of fixed store payroll expenses and other fixed store operating costs as store sales have increased. This was partially offset by the acquisitions of Staples UK and Staples Germany, which have higher costs as a percentage of sales, and costs incurred from the Company's store remodeling program in which significant investments have been made in store layouts and signage to improve ease-of-shopping and enhance customer service.

  Staples UK and Staples Germany store expenses are generally higher than other Staples stores as a result of their earlier stage of development. While most store expenses vary proportionately with sales, there is a fixed cost component. Because new stores typically generate lower sales than the Company average, the fixed cost component results in higher store operating and selling expenses as a percentage of sales in these stores during their start-up period. During periods when new store openings as a percentage of the base are higher, store operating and selling expenses as a percentage of sales may increase. In addition, as the store base matures, the fixed cost component of operating expenses is leveraged over an increased level of sales, resulting in a decrease in store operating and selling expenses as a percentage of sales. The Company's strategy of continuing to add stores to many existing markets can result in some new stores attracting sales away from existing stores.

  Pre-Opening Expenses. Pre-opening expenses relating to new store openings, which consist primarily of salaries, supplies, marketing and occupancy costs, are expensed by the Company as incurred and therefore fluctuate from period to period depending on the timing and number of new store openings. Pre-opening expenses averaged $82,000 per store for the three months ended May 2, 1998 as compared to $67,000 per store for the same period in the prior year. The increase in the average cost per store is primarily due to Staples UK and Staples Germany store openings which are included in the three months ended May 2, 1998 and carry a higher pre-opening expense.

  General and Administrative Expenses. General and administrative expenses for the three months ended May 2, 1998 increased as a percentage of sales to 4.0% as compared to 3.6% for the same period in the prior year. This increase was primarily due to significant investments in the Company's information systems' staffing and infrastructure, which the Company believes will reduce costs as a percentage of sales in future years. In addition, general and administrative expense for the three months ended May 2, 1998 include the results of Staples UK and Staples Germany, which have higher general and administrative costs as a percentage of sales; as their store bases mature, overhead expenses should decrease as a percentage of sales. The overall increase in general and administrative costs was partially offset by the Company's ability to increase sales without proportionately increasing overhead expenses in its core retail business.

  Interest and Other Expense, Net. Net interest and other expense for the three months ended May 2, 1998 was $4,694,000 as compared to $3,936,000 for the same period in the prior year. The increase from the three months ended May 3, 1997 was primarily due to increased borrowings, which funded the increase in store inventories, related to new store openings, expanded product assortment, and improvements in in-stock levels; the acquisition of fixed assets for new stores opened and remodeled; and continued investments in the information systems and distribution center infrastructure.

  Merger-Related Costs. The Company charged to expense in the three months ended May 3, 1997 certain non-recurring costs consisting primarily of legal, accounting, transaction related costs (such as filing fees) and consulting fees incurred in connection with the proposed merger with Office Depot, Inc.

  Equity in Loss of Affiliates. Equity in Loss of Affiliates is comprised of the Company's share of the losses incurred by Staples UK and Staples Germany before the Company's acquisitions of these entities in May 1997. Prior to the acquisition, the Company's investments in Staples UK and Staples Germany were accounted for using the equity method which resulted in the Company's share of losses from operations being included in Equity in Loss of Affiliates. The Company's equity in loss of affiliates was $5,953,000 for the three months ended May 3, 1997. The Company recorded no equity in loss of affiliates for the three months ended May 2, 1998, due to the acquisition of Staples UK and Staples Germany on May 6, 1997 and May 7, 1997, respectively. As a result of the acquisitions, the Company's ownership interest of Staples UK increased to 100% and its ownership interest of Staples Germany increased to approximately 92%. The transactions were accounted for in accordance with the purchase method of accounting and accordingly, the consolidated results of these entities are reflected in the Company's financial statements since the respective dates of acquisition. As of May 2, 1998, Staples UK and Staples Germany operated 42 and 18 stores, respectively.

 COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1998, FEBRUARY 1, 1997, AND FEBRUARY 3, 1996

  Sales. Sales increased 28% to $5,732,145,000 in the fiscal year ended January 31, 1998 from $4,493,589,000 in the fiscal year ended February 1, 1997. Sales increased 26% in the fiscal year ended February 1, 1997 from $3,565,235,000 in the fiscal year ended February 3, 1996; excluding the additional week in the fiscal year ended February 3, 1996, sales increased 28%. The growth in each year was attributable to an increase in the number of open stores, increased sales in existing stores and increased sales in the delivery and contract stationer segments. In addition, sales for the fiscal year ended January 31, 1998 include the consolidation of Staples UK and Staples Germany. Comparable store and delivery hub sales for the fiscal year ended January 31, 1998 increased 10% over the fiscal year ended February 1, 1997; comparable sales in the contract stationer segment increased 12% over the year ended February 1, 1997. Comparable store and delivery hub sales for the year ended February 1, 1997 increased 14% over the year ended February 3, 1996; comparable sales in the contract stationer segment increased 17% over the year ended February 3, 1996. As of January 31, 1998, February 1, 1997, and February 3, 1996, the Company had 742, 557, and 443 open stores, respectively. The January 31, 1998 total includes 130 stores opened and one store closed during the twelve months ended January 31, 1998 and 56 stores acquired in the UK and Germany as a result of the acquisitions of Staples UK and Staples Germany.

  Gross Profit. Gross profit was 24.1%, 24.1%, and 23.2% of sales for the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase in gross profit rate for the year ended February 1, 1997 as compared to the prior year ended February 1, 1996 was primarily due to improved margins in the retail and delivery business segments due to lower product costs from vendors as a result of increased purchase discounts and changes in product mix, as well as the leveraging of fixed distribution center and delivery costs over a larger sales base. This was partially offset by decreases in the margin rates in the retail store segment due to price reductions as well as an increase in the sales of computer hardware (CPUs and laptops), which generate a lower margin rate than other categories, to 7.4% of total sales for the year ended January 31, 1998 from 6.0% in the year ended February 1, 1997 and 5.6% in the year ended February 3, 1996.

  Operating and Selling Expenses. Operating and selling expenses were 14.5%, 14.5%, and 14.1% of sales for the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase as a percentage of sales for the years ended January 31, 1998 and February 1, 1997 was primarily due to increased advertising as well as increases in store labor and costs incurred for the Company's store remodeling program in which significant investments have been made in store layouts and signage to improve ease-of-shopping and enhance customer service. In addition, operating and selling expenses for the year ended January 31, 1998 include the results of Staples UK and Staples Germany, which have higher costs as a percentage of sales due to their early stage of development. These increases were partially offset by increased leveraging of fixed store payroll expenses and store operating costs as store sales have increased.

  Pre-Opening Expenses. Pre-opening expenses averaged $73,000, $72,000, and $58,000 per store for the stores opened in the years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase from the fiscal year ended February 3, 1996 was due primarily to increased marketing expenses as well as higher costs incurred in the initial shipment of product from the distribution centers to new stores.

  General and Administrative Expenses. General and administrative expenses as a percentage of sales were 3.9%, 3.9%, and 3.8% in the years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase as a percentage of sales for the years ended January 31, 1998 and February 1, 1997 as compared to the year ended February 3, 1996 was primarily due to significant investments in the Company's information systems' staffing and infrastructure, which the Company believes will reduce costs as a percentage of sales in future years. In addition, general and administrative expenses for the year ended January 31, 1998 include the results of Staples UK and Staples Germany, which have higher costs as a percentage of sales; as their store bases mature overhead expenses should decrease as a percentage of sales. The overall increase in general and administrative costs were partially offset by the Company's ability to increase sales without proportionately increasing overhead expenses in its core retail business.

  Interest and Other Expense, Net. Net interest expense totaled $21,955,000, $22,962,000, and $15,671,000 in the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase in the years ended January 31, 1998 and February 1, 1997 as compared to the year ended February 3, 1996 was primarily due to increased borrowings which funded: the increase in store inventories related to new store openings, expanded product assortment, and improvements in in-stock levels; the acquisition of fixed assets for new stores opened and remodeled; continued investments in the information systems and distribution center infrastructure; and additional investments in Staples UK and Staples Germany as well as the purchase of these entities during the fiscal year ended January 31, 1998.

  Merger-Related Costs. During the year ended January 31, 1998, the Company charged to expense certain non-recurring costs consisting primarily of legal, accounting, transaction related costs (such as filing fees) and consulting fees incurred in connection with the proposed merger with Office Depot, Inc.

  Equity in Loss of Affiliates. Equity in Loss of Affiliates totaled 5,593,000, $11,073,000, and $12,153,000, in the years ended January 31, 1998,
February 1, 1997, and February 3, 1996, respectively. The decrease in the Equity in Loss of Affiliates for the year ended January 31, 1998 was due to the acquisition of Staples UK and Staples Germany on May 6, 1997 and May 7, 1997. As a result of the acquisitions, the Company's ownership interest of Staples UK increased to 100% and its ownership interest of Staples Germany increased to approximately 92%. The transactions were accounted for in accordance with the purchase method of accounting and accordingly, the results of operations of Staples UK and Staples Germany have been included in the Company's consolidated financial statements since the respective acquisition dates.

  Income Taxes. The provision for income taxes, on a pro forma basis, adjusting for a provision for taxes on the previously untaxed earnings of Quill, would have been 38.7% for the fiscal year ended January 31, 1998 and 38.8% for the fiscal years ended February 1, 1997 and February 3, 1996.

 LIQUIDITY AND CAPITAL RESOURCES

  The Company has traditionally used a combination of cash generated from operations and debt or equity offerings to fund its expansion and acquisition activities. During the years ended January 31, 1998, February 1, 1997 and February 3, 1996, the Company also utilized its revolving credit facility to support its various growth initiatives.

  The Company opened 130 stores, 115 stores, and 94 stores in the years ended January 31, 1998, February 1, 1997 and February 3, 1996, respectively, and closed one store in each of these fiscal years. In addition, in the fiscal year ended January 31, 1998, 56 stores were added as a result of the acquisition of Staples UK and Staples Germany. As the store base matures and becomes more profitable, cash generated from store operations is expected to provide a greater portion of funds required for new store inventories and other working capital requirements. Sales generated by the contract stationer business segment are made under regular credit terms, which requires that the Company carry its own receivables from these sales. The Company also utilized capital equipment financings to fund current working capital requirements. Subsequent to January 31, 1998, the Company paid in full mortgages of approximately $14 million on five distribution centers acquired from Quill.

  As of January 31, 1998, cash, cash equivalents, and short-term investments totaled $386,990,000, an increase of $254,770,000 from the February 1, 1997 balance of $132,220,000. The principal sources of funds were primarily cash from operations, an increase in accounts payable and accrued expenses of $323,496,000, which financed the increase in merchandise inventory of $227,076,000 related to new store openings, expanded product assortment and improvements in in-stock levels; and cash provided from financing activities of $158,771,000 due primarily to the issuance of $200,000,000 of senior notes (the "Notes") on August 12, 1997. These sources were partially offset by the acquisition of property and equipment of $190,659,000 and cash used in the acquisition of Staples UK and Staples Germany, net of cash acquired, of $79,325,000.

  During the three months ended May 2, 1998, cash and cash equivalents decreased by $124,436,000. This decrease was attributable to cash used in investing activities of $87,927,000, which includes capital expenditures and acquisition of leases of $87,751,000 primarily incurred in connection with the acquisition of leases from the bankrupt Rickels Home Center chain and the opening of 41 new stores, and cash used in operating activities of $27,143,000, which primarily reflects an increase in receivables and a decrease in accrued expenses and other current liabilities partially offset by operating income and depreciation and amortization. Cash used by financing activities was primarily repayment of borrowings of $24,575,000 partially offset by proceeds from issuances of capital stock of $15,089,000.

  The Company expects to open approximately 170 stores during fiscal 1998. The Company opened 41 stores and closed one store during the three months ended May 2, 1998. Management estimates that the Company's cash requirements, including pre-opening expenses, leasehold improvements and fixtures (excluding store inventory financed under vendor trade terms) will be approximately $1,400,000 for each new store (excluding the cost of any acquisitions of lease rights). Accordingly, the Company expects to use in excess of $154,000,000 for store openings during the last three quarters of fiscal 1998. In addition, the Company plans to continue to make investments in information systems, distribution centers and store remodeling to improve operational efficiencies, and customer service, and may expend additional funds to acquire businesses or lease rights from tenants occupying retail space that is suitable for a Staples store. The Company will meet these cash requirements through a combination of operating cash flow and borrowings from its existing revolving line of credit.

  The Company issued $200,000,000 of Notes on August 12, 1997 with an interest rate of 7.125% payable semi-annually on February 15 and August 15 of each year commencing on February 15, 1998. Net proceeds of approximately $198,000,000 from the sale of the Company's Notes were used for repayment of indebtedness under the Company's revolving credit agreement and for general working capital purposes, including the financing of new store openings, distribution facilities and corporate offices.

  Effective November 13, 1997, the Company entered into a new revolving credit facility, effective through November 2002, with a syndicate of banks which provides up to $350,000,000 of available borrowings. Borrowings made pursuant to this facility will bear interest at either the lead bank's prime rate, the federal funds rate plus 0.50%, the LIBOR rate plus a percentage spread based upon certain defined ratios, a competitive bid rate or a swing line loan rate. This agreement, among other conditions, contains certain restrictive covenants including net worth maintenance, minimum fixed charge interest coverage and limitations on indebtedness, sales of assets, and dividends. As of May 2, 1998, no borrowings were outstanding under the revolving credit agreement. Staples Germany also has a revolving credit facility under which $10,096,000 was outstanding as of May 2, 1998. Total cash short-term investments and available revolving credit amounts totaled $625,378,000 as of May 2, 1998.

  The Company expects that its current cash and cash equivalents and funds available under its revolving credit will be sufficient to fund its planned store openings and other recurring operating cash needs for at least the next 12 to 18 months. The Company is continually evaluating financing possibilities, and it may seek to raise additional funds through any one or a combination of public or private debt or equity-related offerings, depending upon market conditions, or through an additional commercial bank debt arrangement.

INFLATION AND SEASONALITY

  While inflation or deflation has not had, and the Company does not expect it to have, a material impact upon operating results, there can be no assurance that the Company's business will not be affected by inflation or deflation in the future. The Company believes that its business is somewhat seasonal, with sales and profitability slightly lower during the first and second quarters of its fiscal year.

                                   BUSINESS

  Staples was founded in 1985 and pioneered the office products superstore concept. The Company is a leading office products distributor with a total of 798 retail stores located in the United States, Canada, the United Kingdom and Germany as of June 30, 1998, in addition to catalog and contract stationer operations.

  The Company views the office products market as a large diversified market for office supplies and equipment, business machines and computers, and various business services. Although there are no clear demarcations among segments, the Company targets four principal end-user groups: consumers and home offices; small businesses and organizations with fewer than 50 office workers; medium-size businesses and organizations with more than 50 office workers; and large businesses with more than 1,000 office workers. The Company's ability to address all four major end-user groups increases and diversifies its available market opportunities, increases awareness of the Staples name among customers in all four end-user groups (who often shop across distribution channels) and allows the Company to enjoy a number of important economies of scale. These include increased buying power, enhanced efficiencies in distribution and advertising and improved capacity to leverage certain general and administrative functions.

  The Company effectively reaches different sectors of the office products market through different channels of distribution designed to be convenient to each targeted market sector. Specifically, in-store operations seek to address the retail needs of customers, while the Company's delivered office products businesses focus on customers who desire delivery of their office products and other specialized services.

NORTH AMERICAN SUPERSTORES

  Staples' North American retail operations, consisting of 738 stores as of June 30, 1998, are the core business of the Company, generating a substantial majority of its sales and profits. The Company's retail operations focus on serving the needs of customers primarily in the consumer, home office and small business segments of the office products market.

  Superstores. The Company's North American superstores are located in 33 states, the District of Columbia and nine Canadian provinces in both major metropolitan markets and smaller outlying markets. The Company's current superstore prototype is approximately 24,000 square feet and offers about 8,000 different stock keeping units ("SKUs"). The Company's strategy for its North American superstores focuses on four key objectives: (i) providing superior customer value through a combination of broad product selection, everyday low prices, outstanding customer service and convenient locations;
(ii) increasing the Company's presence in targeted markets by adding new superstores and achieving economies of scale in most of the major markets where it competes; (iii) reducing operating costs to the lowest level consistent with providing quality merchandise and service; and (iv) offering a comfortable, easy-to-shop store environment with skilled sales associates available to assist the customer.

  Express Stores. In select urban markets, the Company operates a smaller store format, "Staples Express," which offers a more focused assortment of products. These smaller stores give the Company the opportunity to meet the office supply needs of customers in a store format that is efficient and economical in an urban environment. Staples Express stores range from approximately 6,000 to 10,000 square feet in size, and generally stock about 6,000 different SKUs.

DELIVERED OFFICE PRODUCTS

  The delivered office products business is comprised of three principal operations: the Company's two catalog businesses, operating under the names "Staples Direct" and "Quill," and the Company's contract stationer business, operating under the names "Staples National Advantage" and "Staples Business Advantage."

  Staples Direct. Staples Direct, the Company's direct mail catalog business, was launched in 1990 to target segments of the office products market seeking the convenience of telephone ordering and free next day delivery for orders over $50. Delivery orders are shipped from the Company's delivery distribution centers and are distributed through dedicated delivery hubs. In some markets, the Company also delivers products directly from its retail stores. The Company markets Staples Direct through both direct mail catalogs and a sales force primarily focused on generating new accounts. The Company recently expanded its catalog operations in Canada, the United Kingdom and Germany.

  Quill. In May 1998, the Company acquired Quill and certain related entities in a pooling of interests transaction for total consideration of approximately $690 million consisting of 25,989,417 shares of the Company's Common Stock and cash of approximately $48 million. In 1997, Quill had net sales of approximately $551 million. Quill is a direct marketer focused on serving the needs of small- to medium-sized business customers across the United States that employ between 10 and 100 office workers. Quill currently operates nine distribution centers located throughout the United States. Quill uses targeted database marketing techniques to address the specific needs of certain customer groups. The Company expects to incur a charge to earnings of approximately $39 million in the fiscal quarter ending August 1, 1998 in connection with the acquisition of Quill.

  Staples National Advantage and Staples Business Advantage. The Company's contract stationer operations focus primarily on serving the needs of medium-to-large-size businesses that sometimes may seek more services than are provided by a traditional retail or mail order business, such as customized pricing, payment terms, usage reporting and the stocking of certain proprietary items. The Company's contract stationer business is divided into two segments. Staples National Advantage is a nationwide contract stationer business focused on selling to large multi-regional businesses. Staples Business Advantage focuses on selling to medium- and large-size regional companies and has the flexibility to handle smaller accounts.

INTERNATIONAL

  The Company believes that foreign markets provide significant additional growth opportunities. In 1991, the Company established its first international joint venture, "Business Depot", in Canada. Business Depot became a wholly-owned subsidiary of the Company in 1994. The Company also became a partner in two overseas office products superstore joint ventures operating in the United Kingdom under the name "Staples UK" and in Germany under the name "MAXI-Papier-Markt-GmbH". In May 1997, the Company increased its ownership interest in the Staples UK operations to 100% and in Staples Germany to approximately 92%. As of June 30, 1998, Staples UK operated 42 stores and Staples Germany operated 18 stores. Staples Germany recently began operating the German stores under the name "Staples Der Buro Mega Markt."

STRATEGY

  The Company is focusing on numerous strategic priorities, with the objective of enhancing its position as a leading office products supplier.

  Profitably Increase Retail Sales Per Store. The Company is devoting significant resources and efforts to profitably increase its retail sales per store. Initiatives in this regard include: expanding product selection across all key product categories; improving sales capabilities related to capital goods (such as copiers, fax machines, computers and furniture); enhancing business services; improving in-stock positions; improving customer service; increasing staffing levels and personnel training; expanding store size; and improving ease-of-shopping and signage. Another key element of this strategy is the Company's ongoing store remodeling program. This continuing remodeling program incorporates the Company's improved Concept 97 store layout, lighting, signage and the overall shopping environment, and will conform existing stores to the new prototype to the maximum extent practicable. The Concept 97 prototype emphasizes certain services offered in its copy and technology centers. The Company may pursue strategic investments, partnerships, joint ventures or other arrangements to expand these service offerings.

  Continue Rapid Growth in Delivered Office Products. The Company is implementing a number of actions to profitably grow its delivery business. These actions include: broadening the product offerings available for delivery; offering specialized, more focused marketing, including Internet sales; expanding the distribution areas of catalogs; increasing the number of direct sales representatives; providing open account invoicing to large accounts; and increasing distribution capacity. The Company believes that its delivery operations are also benefiting from the increased marketing and advertising undertaken in connection with its store sales growth strategy.

  Continue Store Growth and Strengthen Infrastructure. The Company is continuing its store growth program. In fiscal year 1997, the Company opened 129 new stores in North America and one new store in Europe. In fiscal 1998, the Company intends to open approximately 150 stores in North America and 20 stores in Europe. The Company's store growth strategy follows a three-pronged approach: (i) continuing the growth of its store network in existing markets;
(ii) entering smaller markets, within both existing and new geographic areas; and (iii) entering major new markets. The Company believes that its centralized distribution strategy facilitates its aggressive store growth by enabling the Company to operate smaller stores than would otherwise be required, thus reducing the cost of both opening and operating new stores, while providing the same or better product selection as a larger, competitive store. To support this commitment, the Company is taking steps to strengthen its infrastructure, including its distribution capabilities and inventory management systems.

  Improve Productivity. The Company maintains its historical focus on being a low cost operator and believes that it has significant opportunities to reduce costs as a percentage of sales. The Company believes that its future expansion will enable it to leverage certain fixed costs in store operations, marketing, distribution and administration. The Company is also seeking to enhance productivity through improvements in operating practices. The Company continually evaluates the productivity of its retail space and changes assortments, layouts and adjacencies as appropriate. The Company's delivery business also seeks to improve the efficiency and productivity of its distribution network.

  Improve Customer Service. The Company has increased staffing levels in stores and delivery operations and made other investments to provide better customer service. Starting in 1995, the Company initiated a corporate-wide program designed to empower associates to exceed customer expectations for service by providing "great service, every day, every way." The Company also expanded its "mystery shopper program" in which outside representatives evaluate customer service multiple times per year per store and has tied a portion of incentive compensation to achievement of customer satisfaction goals.

                                  MANAGEMENT

  The following individuals are the executive officers and Directors of the
Company:

   NAME                                         POSITION
   ----                                         --------
   Thomas G. Stemberg.......Chairman of the Board of Directors and Chief
                            Executive Officer
   Jack C. Bingleman........President, Staples International
   David B. Crosier.........Executive Vice President, Supply Chain Management
   Richard R. Gentry........Executive Vice President, Merchandising
   Edward C. Harsant........President, Business Depot
   Susan S. Hoyt............Executive Vice President, Human Resources
   Jeffrey L. Levitan.......Senior Vice President, Strategic Planning &
                            Business Development
   Jeanne B. Lewis..........Senior Vice President, Marketing
   Brian T. Light...........Senior Vice President & Chief Information Officer
   John J. Mahoney..........Executive Vice President, Chief Administrative
                            Officer & Chief Financial Officer
   Robert K. Mayerson.......Senior Vice President & Corporate Controller
   James C. Peters..........President, U.S. Stores
   Ronald L. Sargent........President, North American Operations
   Joseph S. Vassalluzzo....President, Realty & Development
   Basil L. Anderson........Director
   Mary Elizabeth Burton....Director
   W. Lawrence Heisey.......Director
   James L. Moody, Jr.......Director
   Rowland T. Moriarty......Director
   Robert C. Nakasone.......Director
   W. Mitt Romney...........Director
   Martin Trust.............Director
   Paul F. Walsh............Director

  Mr. Stemberg has served as Chairman of the Board of Directors and Chief Executive Officer of Staples since February 1988. Mr. Stemberg is also a Director of PETsMART, Inc.

  Mr. Bingleman has served as President, Staples International since February 1997. Prior to that he was President, North American Superstores from August 1994 to February 1997. Mr. Bingleman was President of The Business Depot, Ltd. from its founding in 1990 until its acquisition by Staples in August 1994.

  Mr. Crosier has served as Executive Vice President, Supply Chain Management since June 1998. Prior to that he was Vice President, Logistics for A.N. Chesterton from April 1994 to May 1998. From December 1973 to March 1994, he was with Digital Equipment Corporation where he served in a variety of roles, most recently Group Business Manager.

  Mr. Gentry has served as Executive Vice President, Merchandising since February 1996. Prior to joining Staples, Mr. Gentry was with Lechmere, Inc. from 1987 to January 1996 where he served as Executive Vice President, Merchandising from 1993 to January 1996.

  Mr. Harsant has served as President, Business Depot since January 1995. Prior to joining Staples, Mr. Harsant was with K-Mart Corp. where he served as Vice President, Merchandise from October 1991 to December 1994.

  Ms. Hoyt has served as Executive Vice President, Human Resources since July 1996. Prior to joining Staples, Ms. Hoyt was with Dayton Hudson Department Stores, a clothing retailer in Minneapolis, Minnesota, where she served as Executive Vice President of Store Operations from 1993 to 1996.

  Mr. Levitan has served as Senior Vice President, Strategic Planning and Business Development since August 1996. From 1988 to 1996, he was with The Boston Consulting Group where he served as a strategic management consultant.

  Ms. Lewis has served as Senior Vice President, Marketing since February 1998. Prior to that she served in various capacities since joining Staples in April 1993, including Senior Vice President, Marketing and Small Business from April 1997 to February 1998, Vice President/Divisional Merchandise Manager from 1996 to April 1997, Director of Operations and Director of Sales and Marketing from 1994 to 1996 and Marketing Manager from 1993 to 1994.

  Mr. Light has served as Senior Vice President and Chief Information Officer since February 1998. From 1986 to January 1998, he was an associate partner at Andersen Consulting where he served as a business and technology consultant.

  Mr. Mahoney has served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer since October 1997. Prior to that he was Executive Vice President and Chief Financial Officer from September 1996 to October 1997. From June 1996 to August 1996, Mr. Mahoney was Executive Vice President and Chief Financial Officer at Hill, Holliday, Connors, Cosmopulos, an advertising agency. Prior to joining Hill, Holliday, Mr. Mahoney was a partner with Ernst & Young LLP, where he served in various capacities in its accounting and auditing groups from 1975 to June 1996.

  Mr. Mayerson has served as Senior Vice President and Corporate Controller since September 1997. He joined Staples in August 1993 and from that time until April 1996, he served as Vice President and Treasurer. Thereafter, from April 1996 to September 1997, he served as Senior Vice President and Treasurer.

  Mr. Peters has served as President, U.S. Stores since March 1988. Previously he served as Executive Vice President, U.S. Stores from September 1997 to March 1998. Prior to joining Staples, Mr. Peters was with Office Depot, Inc. where he served as Senior Vice President, Western Division from 1993 to September 1997.

  Mr. Sargent has served as President, North American Operations since October 1997. Prior to that he served in various capacities since joining Staples in 1989, including President, Staples Contract & Commercial from June 1994 to October 1997, and Vice President, Staples Direct and Executive Vice President, Contract & Commercial from September 1991 until June 1994.

  Mr. Vassalluzzo has served as President, Realty and Development since October 1997. Prior to that he served in various capacities since joining Staples in September 1989, including President, Staples Realty from September 1996 to October 1997, Executive Vice President, Growth and Development from November 1993 to September 1996 and Executive Vice President, Growth and Support Services from April 1993 until November 1993.

  Mr. Anderson has served as Executive Vice President, Finance and Chief Financial Officer of Campbell Soup Company, a food products manufacturer since April 1996. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from February 1993 to December 1995.

  Ms. Burton has served as Chief Executive Officer of the Cosmetic Center, a chain of 250 specialty retail stores, since June 1998. From July 1994 to June 1998, she was Chief Executive Officer of BB Capital, Inc., an investment company. From July 1992 to January 1994, Ms. Burton was Chairman and Chief Executive Officer of Supertans, Inc., a chain of tanning salons. She is also a Director of Gantos, Inc.

  Mr. Heisey has served as Chairman, Emeritus of Harlequin Enterprises, Ltd. of Toronto, Canada, a publishing company, since July 1990. Mr. Heisey was a Director of The Business Depot, Ltd. prior to its acquisition by Staples in August 1994.

  Mr. Moody served as Chairman of the Board of Hannaford Bros. Co., a food retailer, from May 1984 until his retirement in May 1997. Mr. Moody is a Director of UNUM Corporation, IDEXX Laboratories, Inc., Penobscot Shoe Co., and Empire Company Limited, a publicly traded Canadian company. He is also a Trustee of Colonial Group mutual funds.

  Mr. Moriarty has served as Chairman and Chief Executive Officer of Cubex Corporation, a consulting company, since 1981. Mr. Moriarty was a professor at Harvard Business School from September 1982 to September 1992. He is also a Director of Trammel Crow Company and Charles River Associates, Inc.

  Mr. Nakasone has served as Chief Executive Officer of Toys "R" Us, Inc., a retail store chain, since February 1998. Previously, Mr. Nakasone served in other positions with that company including President and Chief Operating Officer from January 1994 to February 1998 and Vice Chairman and President of Worldwide Toy Stores from January 1989 to January 1994. Mr. Nakasone is also a Director of Toys "R" Us.

  Mr. Romney has served as Chief Executive Officer of Bain Capital, Inc., a firm that manages certain venture capital funds, since May 1992. Mr. Romney has been a general partner and the managing partner of each of Bain Capital Partners and Bain Venture Capital, both general partners of venture capital limited partnerships, since September 1984 and October 1987, respectively. He served as Chief Executive Officer of Bain & Company, Inc., a management consulting firm, from 1991 to 1993 and now serves as a director of such firm. Mr. Romney is also a Director of Marriott International, Inc. and The Sports Authority, Inc.

  Mr. Trust has served as President and Chief Executive Officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women's apparel and wholly-owned subsidiary of The Limited, Inc., since 1970. Mr. Trust is also a Director of The Limited, Inc.

  Mr. Walsh has served as President and Chief Executive Officer of Wright Express Corporation, an information and financial services company, since February 1995. From January 1990 to February 1995, Mr. Walsh was Chairman of BancOne Investors Services Corporation, a financial services company. He is also a Director of Intelligent Controls, Inc.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 30, 1998, by (i) each person known by the Company to own beneficially 5% or more of the outstanding shares of its Common Stock; (ii) each director of the Company; (iii) each of the Company's five most highly compensated executive officers in fiscal 1997; (iv) all directors and executive officers as a group; and (v) the Selling Stockholders.

  The shares being offered by Selling Stockholders, other than the officers and directors of the Company and the Mac Stemberg Irrevocable Trust, were issued by Staples in connection with its acquisition of Quill in May 1998. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. These shares are being registered by the Company pursuant to registration rights granted under the Agreement and Plan of Merger dated April 6, 1998 (as amended, the "Merger Agreement") by and among Staples, Quill and certain stockholders of Quill. The Merger Agreement provides that the former stockholders of Quill may request, after May 21, 1999, that the Company register the balance of the 13,123,753 remaining shares issued to them in connection with the acquisition of Quill.

                                                                          SHARES TO BE
                           SHARES BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                          PRIOR TO OFFERING(1)(2)(3)      SHARES   AFTER OFFERING(1)(2)(3)(4)
                          -------------------------------- BEING   --------------------------------
NAME OF BENEFICIAL OWNER     NUMBER         PERCENTAGE    OFFERED     NUMBER         PERCENTAGE
------------------------  ---------------- ----------------------- ---------------- ---------------
5% STOCKHOLDERS
FMR Corp.(5)............        24,279,227          8.6%         0       24,179,227          8.6%
82 Devonshire Street
Boston, MA 02109
DIRECTORS AND EXECUTIVE
 OFFICERS
Thomas G. Stemberg(6)...         4,266,417          1.5%   240,156        3,997,056          1.4%
Martin Trust(7).........         2,816,129             *   150,000        2,666,129             *
Robert C. Nakasone(8)...           410,971             *    86,296          316,051             *
Rowland T. Moriarty(9)..           392,810             *    20,000          372,810             *
W. Mitt Romney(10)......           155,236             *   111,269           27,505             *
Paul F. Walsh(11).......           187,857             *    88,475           94,824             *
Mary Elizabeth
 Burton(12).............           110,552             *         0          110,552             *
W. Lawrence Heisey(13)..            42,511             *    15,000           23,226             *
James L. Moody,
 Jr.(14)................            30,562             *         0           30,562             *
Basil L. Anderson(15)...            12,750             *         0           12,750             *
James C. Bingleman(16)..           505,820             *    52,500          453,320             *
John J. Mahoney.........           110,508             *    27,825           58,008             *
Ronald L. Sargent(17)...           414,908             *   172,252          219,871             *
Joseph S.
 Vassalluzzo(18)........           892,825             *    73,225          779,712             *
Richard R. Gentry.......            47,758             *     3,975           40,258             *
Edward C. Harsant(19)...            44,750             *    10,000           33,898             *
Susan S. Hoyt...........            76,710             *    20,325           39,210             *
Jeffrey L. Levitan......            10,620             *     2,385            6,120             *
Jeanne M. Lewis(20).....            11,348             *       397           10,598             *
Robert K. Mayerson(21)..           136,433             *    10,256          120,266             *
All current directors
 and executive officers
 as a group (23
 persons)(22)...........        10,716,737          3.7% 1,084,336        9,451,988          3.3%

                                   SHARES                            SHARES TO BE
                             BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                          PRIOR TO OFFERING(1)(2)       SHARES   AFTER OFFERING(1)(2)
                          ----------------------------   BEING   --------------------
NAME OF BENEFICIAL OWNER    NUMBER        PERCENTAGE    OFFERED   NUMBER   PERCENTAGE
------------------------  -------------- ------------- --------- --------- ----------
OTHER SELLING STOCKHOLD-
 ERS
Jack Miller(23).........       6,502,466         2.3%  3,234,514 3,267,952    1.2%
Harvey L. Miller(24)....       6,159,796         2.2%  3,064,061 3,095,735    1.1%
Judith N.
 Bernstein(25)..........       2,822,696           *   1,164,940 1,657,756      *
Sharon A. Ring(26)......       2,822,696           *   1,164,941 1,657,755      *
Lori S. Miller(27)......       2,451,537           *   1,060,032 1,391,505      *
Steven N. Miller(28)....       2,451,536           *   1,060,032 1,391,504      *
Ronald J. Miller(29)....         742,318           *     209,817   532,051      *
Jack Miller 1991 Term
 Trust #3 dated July 31,
 1991(30)...............         951,708           *     951,708         0      *
Harvey L. Miller 1991
 Term Trust #3 dated
 July 31, 1991(31)......         951,708           *     951,708         0      *
BenIda Pennsylvania
 Corporation............           1,753           *       1,753         0      *
BenIda Georgia
 Corporation............           1,723           *       1,723         0      *
BenIda Texas
 Corporation............             419           *         419         0      *
BenIda Massachusetts
 Corporation............              16           *          16         0      *
Mac Stemberg Irrevocable
 Trust dated May 2,
 1991...................           6,600           *       5,000     1,100      *

--------
* Less than 1%
 (1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Each person or entity listed is deemed to beneficially own shares issuable upon the exercise of stock options that are exercisable within 60 days after June 30, 1998 ("Presently Exercisable Options").
 (2) If the U.S. Underwriters' over-allotment option is exercised in full, the following Selling Stockholders will sell such number of additional shares of Common Stock pursuant to such option and, after such sale, will beneficially own such number of shares of Common Stock, that is set forth below opposite their respective names:

                                                                SHARES TO BE
                                                             BENEFICIALLY OWNED
                                                    SHARES     AFTER OFFERING
                                                     BEING  --------------------
   NAME                                             OFFERED  NUMBER   PERCENTAGE
   ----                                             ------- --------- ----------
   Thomas G. Stemberg(4)........................... 200,000 3,528,251    1.2%
   Jack Miller..................................... 473,973 2,793,979       *
   Harvey L. Miller................................ 448,993 2,646,742       *
   Judith N. Bernstein............................. 240,434 1,417,322       *
   Sharon A. Ring.................................. 240,433 1,417,322       *
   Lori S. Miller.................................. 201,818 1,189,687       *
   Steven N. Miller................................ 201,817 1,189,687       *
   Ronald J. Miller................................  77,232   455,269       *

 (3) Number of shares deemed outstanding includes 283,540,777 shares outstanding as of June 30, 1998 and any shares subject to Presently Exercisable Options held by the person or entity in question.
 (4) With respect to officers of the Company, excludes restricted stock to be surrendered to the Company in payment of withholding taxes due upon vesting of Performance Accelerated Restricted Stock held by such officers on July 9, 1998. With respect to directors and officers of the Company, also excludes shares surrendered to the Company in payment of the option exercise price and withholding taxes for options exercised in connection with this offering.
 (5) Based on a Schedule 13G filed with the Securities and Exchange Commission as of February 11, 1998.

 (6) Includes 3,795 shares owned by Mr. Stemberg's wife; 250,000 shares owned by Thomas G. Stemberg 1998 Trust; and 80,000 shares owned by T. Stemberg Charitable Family Trust. Of the shares being offered, 40,000 shares are being offered by T. Stemberg Charitable Family Trust. Also includes 2,166,405 shares subject to Presently Exercisable Options.
 (7) Includes 2,626,396 shares owned by Trust Investments, Inc., with which Mr. Trust is affiliated. Mr. Trust has shared investment and voting control of these shares. Also includes 11,389 shares held by Mr. Trust's wife. Also includes 102,419 shares subject to Presently Exercisable Options. All of the shares being offered are being offered by Trust Investments, Inc.
 (8) Includes 140,387 shares subject to Presently Exercisable Options.
 (9) Includes 42,014 shares held by trusts for the benefit of Mr. Moriarty's children and 32,143 shares owned by Cubex Corporation, of which Mr. Moriarty is Chairman and Chief Executive Officer. Mr. Moriarty is not a trustee of the trusts for the benefit of his children. Also includes 140,387 shares subject to Presently Exercisable Options.
(10) Includes 127,731 shares subject to Presently Exercisable Options. Also includes 140,482 shares subject to Presently Exercisable Options granted to Bain & Co., Inc. of which Mr. Romney is a director.
(11) Includes 176,468 shares subject to Presently Exercisable Options.
(12) Comprised of 110,552 shares subject to Presently Exercisable Options.
(13) Includes 34,918 shares subject to Presently Exercisable Options.
(14) Includes 15,375 shares subject to Presently Exercisable Options.
(15) Includes 3,750 shares subject to Presently Exercisable Options.
(16) Includes 450,562 shares subject to Presently Exercisable Options.
(17) Includes 293,329 shares subject to Presently Exercisable Options.
(18) Includes 751,278 shares subject to Presently Exercisable Options.
(19) Includes 29,750 shares subject to Presently Exercisable Options.
(20) Includes 6,328 shares subject to Presently Exercisable Options.
(21) Includes 30 shares owned by Mr. Mayerson's children and 120,681 shares subject to Presently Exercisable Options.
(22) Includes 4,670,320 shares subject to Presently Exercisable Options.
(23) Comprised of shares of Common Stock held in trust for the benefit of Mr. Jack Miller. Mr. Miller serves as President and Chief Executive Officer of Quill, which is a wholly-owned subsidiary of Staples. Prior to its acquisition by the Company, Mr. Miller served as an officer and director of Quill.
(24) Comprised of shares of Common Stock held in trust for the benefit of Mr. Harvey L. Miller. Mr. Miller is engaged as a part-time consultant to Staples. Prior to its acquisition by the Company, Mr. Miller served as an officer and director of Quill.
(25) Includes 2,758,177 shares of Common Stock held in various trusts for the benefit of Ms. Judith N. Bernstein, as to which she exercises sole investment and voting power. Excludes 951,708 shares of Common Stock held in the Jack Miller 1991 Term Trust #3 dated July 31, 1991 for the benefit of Judith N. Bernstein and Sharon A. Ring, as to which they share investment and voting power. See note 30 below.
(26) Includes 2,758,177 shares of Common Stock held in various trusts for the benefit of Ms. Sharon Ring, as to which she exercises sole investment and voting power. Excludes 951,708 shares of Common Stock held in the Jack Miller 1991 Term Trust #3 dated July 31, 1991 for the benefit of Judith
     N. Bernstein and Sharon A. Ring, as to which they share investment and voting power. See note 30 below.
(27) Includes 2,387,018 shares of Common Stock held in various trusts for the benefit of Ms. Lori S. Miller, as to which she and Harvey L. Miller's spouse share investment and voting power. Excludes 951,708 shares of Common Stock held in the Harvey L. Miller 1991 Term Trust #3 dated July 31, 1991 for the benefit of Lori S. Miller, Steven N. Miller and Ronald
     J. Miller, as to which they and Harvey L. Miller's spouse share investment and voting power. See note 31 below.
(28) Includes 2,387,017 shares of Common Stock held in various trusts for the benefit of Mr. Steven N. Miller, as to which he and Harvey L. Miller's spouse share investment and voting power. Excludes 951,708 shares of Common Stock held in the Harvey L. Miller 1991 Term Trust #3 dated July 31, 1991 for the benefit of Lori S. Miller, Steven N. Miller and Ronald
     J. Miller, as to which they and Harvey L. Miller's spouse share investment and voting power. See note 31 below.
(29) Comprised of 742,318 shares of Common Stock held in various trusts for the benefit of Mr. Ronald J. Miller, as to which he and Harvey L. Miller's spouse share investment and voting power. Excludes 951,708 shares of Common Stock held in the Harvey L. Miller 1991 Term Trust #3 dated July 31, 1991 for the benefit of Lori S. Miller, Steven N. Miller and Ronald J. Miller, as to which they and Harvey L. Miller's spouse share investment and voting power. See note 31 below.
(30) Comprised of shares of Common Stock held in trust for the benefit of Judith N. Bernstein and Sharon A. Ring, as to which they share investment and voting power.
(31) Comprised of shares of Common Stock held in trust for the benefit of Lori
     S. Miller, Steven N. Miller and Ronald J. Miller, as to which they and Harvey L. Miller's spouse share investment and voting power.

                         DESCRIPTION OF CAPITAL STOCK

  Staples' authorized capital stock consists of 500,000,000 shares of Common Stock, $.0006 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the outstanding shares of Staples Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The Staples Board of Directors is classified into three classes of approximately equal size, one of which is elected each year. The holders of Common Stock are entitled to share ratably in all assets of Staples which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which Staples may issue in the future.

PREFERRED STOCK

  Preferred Stock may be issued from time to time in one or more series and the Staples Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Staples Board to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Staples Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Staples. There are no outstanding shares of Preferred Stock and, other than the Series A Junior Participating Preferred Stock discussed below, no designated series of Preferred Stock.

RIGHTS PLAN

  In February 1994, Staples adopted the Staples Rights Plan under which preferred stock purchase rights ("Rights") were distributed as a dividend (adjusted for subsequent stock splits) at the rate of 16/81st of a Right for each share of Staples Common Stock outstanding. The Rights will expire on February 15, 2004, unless earlier redeemed or exchanged. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Preferred Stock of Staples at an exercise price of $130 per Right (subject to adjustment). The Rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or announces a tender or exchange offer that would result in such person or group owning 30% or more of the outstanding shares of Common Stock. Such percentages may, in the Board's discretion, be lowered, although in no event below 10%. If any person becomes the beneficial owner of 25% or more of the shares of Common Stock, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside members of the Staples Board, or if a 20% or more stockholder constitutes or merges into or engaged in certain self dealing transactions with Staples, or if there occurs any reclassification, merger or other transaction or transactions which increases by more than 1% the proportionate share of the outstanding Common Stock held by a 20% or more stockholder, each Right not owned by a 20% or more stockholder will enable its holder to purchase that number of shares of the Common Stock which equals the exercise price of the right dividend by one-half of the current market price of the Common Stock at the date of the occurrence of the event. In addition, if Staples is involved in a merger or other business combination transaction with another person or group in which it is not the surviving corporation or in connection with which the Common Stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase that number of shares of common stock of such other person which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event. Staples will generally be entitled to redeem the Rights at $.02 per Right at any time until the 10th day following public announcement that a 20% stock position has been acquired and in certain other circumstances.

  Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of sixteen eighty-one hundredths of a share of Series A Preferred Stock purchasable upon exercise of the 16/81st of a Right associated with each share of Common Stock should approximate the value of one share of Common Stock.

  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Staples on terms not approved by the Board of Directors of Staples, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by Staples at $.02 per Right prior to the tenth day after the public announcement by a person or group of the acquisition of 20% or more of the outstanding shares of Common Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  Staples is subject to the provision of Section 203 of the DGCL, an anti-takeover law. Section 203 prevents an "Interested Stockholder" of a corporation (generally defined to mean any beneficial owner of more than 15% of the corporation's voting stock) from engaging in any "business combination" (as defined in Section 203) with the corporation for a period of three years following the date on which such Interested Stockholder became an Interested Stockholder, unless: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved either the business combination in question or the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding (for purposes of determining the number of shares outstanding) shares held by directors who are also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) following the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the business combination is (x) approved by the Board of Directors of the corporation and
(y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A "business combination" includes, among others, mergers, asset sales and other transactions resulting in a financial benefit to the Interested Stockholder.

  Staples' Certificate of Incorporation requires that holders of two-thirds of Staples' issued and outstanding stock entitled to vote thereon approve any merger, consolidation, dissolution or sale of all or substantially all of the assets of Staples.

  Staples' Certificate of Incorporation requires all stockholder action to occur at a meeting and prohibits stockholder action by written consent. The Bylaws of Staples provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors or the President.

  Staples has included in its Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including under circumstances in which indemnification is otherwise discretionary. Staples believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

  The transfer agent for the Staples Common Stock is The First National Bank of Boston.

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                             FOR NON-U.S. HOLDERS

GENERAL

  The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or persons holding Common Stock in connection with a hedging transaction, "straddle," conversion transaction or other integrated transactions. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

  Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume, under current United States Treasury Regulations, that dividends paid on or before December 31, 1999 to an address in a foreign country are paid to a resident of such country, in the absence of knowledge that such presumption is not warranted. Under such Regulations, dividends paid on or before December 31, 1999 to a holder with an address within the United States generally will be presumed to be paid to a holder who is not a Non-U.S. Holder and will not be subject to the 30% withholding tax, unless the Company has actual knowledge that the holder is a Non-U.S. Holder.

  Recently finalized United States Treasury Regulations generally applicable to dividends paid after December 31, 1999 (the "Final Regulations") provide for certain presumptions (which differ from those described above) upon which the Company may generally rely to determine whether, in the absence of certain documentation, a holder should be treated as a Non-U.S. Holder for purposes of the 30% withholding tax described above. The presumption would not apply for purposes of granting a reduced rate of withholding under a treaty. Under the Final Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder will generally be required either (i) to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty together with, in certain circumstances, additional information or (ii) satisfy certain other applicable certification requirements. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

  The Company will not withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a Form 4224 is properly filed with the Company or its paying agent. Whether a Non-U.S. Holder is deemed to be engaged in a U.S. trade or business is a question of facts and circumstances determined by reference to the nexus of business activity. Whether a dividend is effectively connected with such a business is also a question of facts and circumstances which examines the relationship of the dividend and the Non-U.S. Holder's trade or business. If a dividend is effectively connected, it will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. Effectively connected dividends may be subject to a different treatment under an applicable tax treaty depending on whether such dividends are attributable to a permanent establishment of the Non-U.S. Holder in the United States. The Final Regulations will replace Form 4224 with Form W-8 and certain additional information. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" that is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by any applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

  A Non-U.S. Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service ("IRS").

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States; (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, and either the non-resident alien individual has a "tax home" in the United States or the sale is attributable to an office or other fixed place of business maintained by the non-resident alien individual in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates; or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period (the "determination period").

  A domestic corporation is a U.S. real property holding company ("USRPHC") if the fair market value of its U.S. real property interests ("USRPI") comprises a sufficiently large percentage of the corporation's overall assets. In particular, a domestic corporation is a USRPHC if the fair market value of the USRPIs exceeds 50% of the sum of the corporation's (i) USRPIs, (ii) interests in non-U.S. real property, and (iii) any other of the corporation's assets which are used or held for use in a trade or business. For purposes of these determinations, USRPIs are broadly defined to include, among other things, real property located in the United States as well as stock in a corporation which is itself a USRPHC.

  The Company believes that it is not, and is not likely to become, a USRPHC for federal income tax purposes. Even if the Company were a USRPHC for federal income tax purposes at any time during the determination period, the disposition of Common Stock by a Non-U.S. Holder that did not own more than five percent of the Common Stock during the determination period would not be treated as a disposition of an interest in a USRPHC if the Common Stock were treated as "regularly traded on an established securities market" during the calendar year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, the Company must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. The information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty or if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  Under current United States Treasury Regulations, unless the Company has actual knowledge that a holder is a Non-U.S. Holder, dividends paid on or before December 31, 1999 to a holder at an address within the United States may be subject to backup withholding at a rate of 31% and additional information reporting if the holder is not an "exempt recipient" as defined in Treasury Regulations (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. In addition, backup withholding and such additional information reporting will generally not apply to dividends paid on or before December 31, 1999 to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person) or to dividends paid on or before December 31, 1999 to Non-U.S. Holders that are either subject to the United States withholding tax (whether at a 30% or a reduced rate) or that are exempt from such withholding because such dividends constitute effectively connected income. For dividends paid after December 31, 1999, the Final Regulations provide certain presumptions and other rules under which Non-U.S. Holders may be subject to backup withholding and related information reporting in the absence of required certifications.

  Under current United States Treasury Regulations, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock by a Non-U.S. Holder effected by or through a U.S. office of a broker unless the disposing holder certifies as to its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where (a) the transaction is effected outside the United States by or through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes or (iv) effective after December 31, 1999, certain brokers that are foreign partnerships with U.S. partners or that are engaged in a U.S. trade or business, and (b) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

  The value of an interest in the Common Stock will be included in the gross estate for U.S. federal estate tax purposes of any individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, that interest. The interest therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Smith Barney Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Goldman Sachs International and Smith Barney Inc. are acting as International Representatives, have severally agreed to purchase, and the Selling Stockholders have agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                     NUMBER OF
                     NAME                                              SHARES
                     ----                                            ----------
   U.S. Underwriters:
     Morgan Stanley & Co. Incorporated..............................
     Goldman, Sachs & Co............................................
     Smith Barney Inc...............................................
                                                                     ----------
       Subtotal..................................................... 11,175,000
                                                                     ----------
   International Underwriters:
     Morgan Stanley & Co. International Limited.....................
     Goldman Sachs International....................................
     Smith Barney Inc...............................................
                                                                     ----------
       Subtotal.....................................................  2,779,600
                                                                     ----------
       Total........................................................ 13,955,000
                                                                     ==========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $    a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in
excess of $    a share to other Underwriters or to certain other dealers.
After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  Certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 2,084,700 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

  The Company, each of its directors and executive officers and certain of the Selling Stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of the Shares to the Underwriters, (y) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, issuances pursuant to the Company's employee stock purchase plan or the issuance by the Company of options or warrants to employees or directors of the Company pursuant to the Company's stock-based incentive compensation plans existing on the date of this Prospectus which are not exercisable within such 90 day period or (z) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares.

  The Common Stock is listed on the Nasdaq National Market under the symbol "SPLS."

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  From time to time, certain of the Underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company and for certain Selling Stockholders by Hale and Dorr LLP, Boston, Massachusetts, counsel to the Company. Certain legal matters with respect to the Shares offered hereby will be passed upon for the other Selling Stockholders by Neal, Gerber & Eisenberg, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Staples at January 31, 1998 and February 1, 1997, and for each of the three years in the period ended January 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein which, as to the years 1997, 1996, and 1995, are based in part on the reports of Kupferberg, Goldberg, & Neimark, LLC, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company is required to file electronic versions of certain documents through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated herein by reference:

  (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998;

  (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 1998;

  (3) The Company's Current Report on Form 8-K dated April 6, 1998, filed with the Commission on April 10, 1998;

  (4) The Company's Current Report on Form 8-K dated May 21, 1998, filed with the Commission on June 4, 1998;

  (5) The Company's Current Report on Form 8-K dated July 1, 1998, filed with the Commission on July 1, 1998;

  (6) The Company's Current Report on Form 8-K dated July 9, 1998, filed with the Commission on July 9, 1998; and

  (7) The Company's Registration Statement on Form 8-A dated April 7, 1989 registering the Common Stock under Section 12(g) of the Exchange Act.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: Staples, Inc., One Research Drive, Westborough, Massachusetts 01581, Attention: Investor Relations, Telephone: (508) 370-8500.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................   F-2
Consolidated Balance Sheets as of January 31, 1998 and February 1, 1997..   F-3
Consolidated Statements of Income for fiscal years ended January 31,
 1998, February 1, 1997 and February 3, 1996.............................   F-4
Consolidated Statements of Stockholders' Equity for fiscal years ended
 January 31, 1998, February 1, 1997 and February 3, 1996.................   F-5
Consolidated Statements of Cash Flows for fiscal years ended January 31,
 1998, February 1, 1997 and February 3, 1996.............................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Consolidated Balance Sheets as of May 2, 1998 (unaudited) and January 31,
 1998....................................................................  F-23
Consolidated Statements of Income for 13 weeks ended May 2, 1998 and May
 3, 1997 (unaudited).....................................................  F-24
Consolidated Statements of Cash Flows for 13 weeks ended May 2, 1998 and
 May 3, 1997 (unaudited).................................................  F-25
Notes to Consolidated Financial Statements...............................  F-26

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Staples, Inc.

  We have audited the accompanying consolidated balance sheets of Staples, Inc. as of January 31, 1998 and February 1, 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Quill Corporation which statements reflect total assets constituting 6% for 1997 and 8% for 1996 of the related consolidated financial statement totals, and which reflect net income constituting approximately 20%, 25% and 30% of the related consolidated financial statement totals for 1997, 1996 and 1995, respectively. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Quill Corporation is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Staples, Inc. at January 31, 1998 and February 1, 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 29, 1998

                         STAPLES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                        JANUARY 31,  FEBRUARY 1,
                                                           1998         1997
                                                        -----------  -----------
ASSETS
Current Assets:
  Cash and cash equivalents............................ $  381,088   $  117,035
  Short-term investments...............................      5,902       15,185
  Merchandise inventories..............................  1,124,642      845,854
  Receivables, net.....................................    203,143      211,459
  Deferred income taxes................................     33,108       31,202
  Prepaid expenses and other current assets............     38,257       41,589
                                                        ----------   ----------
    Total current assets...............................  1,786,140    1,262,324
Property and Equipment:
  Land and buildings...................................    150,947      103,619
  Leasehold improvements...............................    292,128      235,006
  Equipment............................................    304,177      239,290
  Furniture and fixtures...............................    173,711      117,823
                                                        ----------   ----------
    Total property and equipment.......................    920,963      695,738
  Less accumulated depreciation and amortization.......    310,701      216,781
                                                        ----------   ----------
    Net property and equipment.........................    610,262      478,957
Other Assets:
  Lease acquisition costs, net of amortization.........     43,244       42,552
  Investments..........................................     16,450       10,046
  Investment in affiliates.............................        --        40,542
  Goodwill, net of amortization........................    139,753       81,306
  Deferred income taxes................................     15,451       16,708
  Other................................................     27,562       23,201
                                                        ----------   ----------
    Total other assets.................................    242,460      214,355
                                                        ----------   ----------
                                                        $2,638,862   $1,955,636
                                                        ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................... $  672,956   $  448,968
  Accrued expenses and other current liabilities.......    266,023      181,236
  Debt maturing within one year........................     43,501        8,285
                                                        ----------   ----------
    Total current liabilities..........................    982,480      638,489
Long-Term Debt.........................................    218,959      102,985
Other Long-Term Obligations............................     42,803       38,339
Convertible Debentures.................................    300,000      300,000
Minority interest......................................        135          --
Stockholders' Equity:
  Preferred stock, $.01 par value-authorized 5,000,000
   shares; no shares issued............................
  Common stock, $.0006 par value-authorized 500,000,000
   shares; issued 278,159,308 shares at January 31,
   1998 and 269,405,480 shares at February 1, 1997.....        167          162
  Additional paid-in capital...........................    593,883      508,833
  Cumulative foreign currency translation adjustments..    (10,315)        (147)
  Unrealized gain/(loss) on investments................      1,056           20
  Retained earnings....................................    510,040      367,301
  Less: treasury stock 59,149, at cost.................       (346)        (346)
                                                        ----------   ----------
    Total stockholders' equity.........................  1,094,485      875,823
                                                        ----------   ----------
                                                        $2,638,862   $1,955,636
                                                        ==========   ==========

                See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     FISCAL YEAR ENDED
                                            -------------------------------------
                                            JANUARY 31,  FEBRUARY 1,  FEBRUARY 3,
                                               1998         1997         1996
                                            -----------  -----------  -----------
Sales...................................... $5,732,145   $4,493,589   $3,565,235
Cost of goods sold and occupancy costs.....  4,353,161    3,410,263    2,738,596
                                            ----------   ----------   ----------
    Gross profit...........................  1,378,984    1,083,326      826,639
Operating expenses:
  Operating and selling....................    833,046      651,634      501,253
  Pre-opening..............................      9,443        8,299        5,607
  General and administrative...............    225,587      175,704      135,420
  Amortization of goodwill.................      3,581        2,291        1,967
                                            ----------   ----------   ----------
    Total operating expenses...............  1,071,657      837,928      644,247
                                            ----------   ----------   ----------
    Operating income.......................    307,327      245,398      182,392
Other income (expense):
  Interest and other expense, net..........    (21,955)     (22,962)     (15,671)
  Merger-related costs.....................    (29,665)         --           --
                                            ----------   ----------   ----------
    Total other income (expense)...........    (51,620)     (22,962)     (15,671)
                                            ----------   ----------   ----------
    Income before equity in loss of
     affiliates and income taxes...........    255,707      222,436      166,721
Equity in loss of affiliates...............     (5,953)     (11,073)     (12,153)
                                            ----------   ----------   ----------
    Income before income taxes.............    249,754      211,363      154,568
Income tax expense.........................     81,924       66,621       46,140
                                            ----------   ----------   ----------
    Net income before minority interest....    167,830      144,742      108,428
Minority interest..........................         84          --           --
                                            ----------   ----------   ----------
    Net income............................. $  167,914   $  144,742   $  108,428
                                            ==========   ==========   ==========
Earnings per common share
  Historical net income per common share... $     0.62   $     0.54   $     0.42
                                            ==========   ==========   ==========
Earnings per common share--assuming
 dilution
  Historical net income per common share... $     0.59   $     0.52   $     0.41
                                            ==========   ==========   ==========
Pro forma:
  Historical net income.................... $  167,914   $  144,742   $  108,428
  Provision for income taxes on previously
   untaxed earnings of pooled S-Corporation
   income..................................     14,786       15,329       13,889
                                            ----------   ----------   ----------
    Pro forma net income................... $  153,128   $  129,413   $   94,539
                                            ==========   ==========   ==========
Earnings per common share
  Pro forma net income per common share.... $     0.56   $     0.49   $     0.37
                                            ==========   ==========   ==========
Earnings per common share--assuming
 dilution
  Pro forma net income per common share.... $     0.54   $     0.47   $     0.35
                                            ==========   ==========   ==========

                See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

         FOR THE FISCAL YEARS ENDED JANUARY 31, 1998, FEBRUARY 1, 1997,
                              AND FEBRUARY 3, 1996

                                            CUMULATIVE
                                              FOREIGN   UNREALIZED
                                 ADDITIONAL  CURRENCY      GAIN
                          COMMON  PAID-IN   TRANSLATION  (LOSS) ON  RETAINED  TREASURY
                          STOCK   CAPITAL   ADJUSTMENTS INVESTMENTS EARNINGS   STOCK
                          ------ ---------- ----------- ----------- --------  --------
Balances at January 28,
 1995...................   $143   $314,526   $ (2,228)    $  (93)   $160,213   $(346)
Issuance of common stock
 for stock options
 exercised..............      1     11,323
Tax benefit on exercise
 of options.............            11,394
Contribution of common
 stock to Employees'
 401(K) Savings Plan....             1,257
Sale of common stock
 under Employee Stock
 Purchase Plan..........             5,641
Conversion of debt to
 equity.................      8    114,049
Unrealized gain on
 short-term investments,
 net of tax.............                                     125
Translation
 adjustments............                          155
Issuance of common stock
 for acquisitions and
 other transactions.....      7      8,470                               295
Dividends to
 shareholders of
 acquired S-Corp........                                             (21,227)
Net income for the
 year...................                                             108,428
                           ----   --------   --------     ------    --------   -----
Balances at February 3,
 1996...................   $159   $466,660   $ (2,073)    $   32    $247,709   $(346)
Issuance of common stock
 for stock options
 exercised..............      3     13,726
Tax benefit on exercise
 of options.............            16,773
Contribution of common
 stock to Employees'
 401(K) Savings Plan....             1,998
Sale of common stock
 under Employee Stock
 Purchase Plan..........             8,980
Issuance of Performance
 Accelerated Restricted
 Stock..................               532
Unrealized loss on
 short-term investments,
 net of tax.............                                     (12)
Translation
 adjustments............                        1,926
Issuance of common stock
 for acquisitions and
 other transactions.....               164                              (242)
Dividends to
 shareholders of
 acquired S-Corp........                                             (24,908)
Net income for the
 year...................                                             144,742
                           ----   --------   --------     ------    --------   -----
Balances at February 1,
 1997...................   $162   $508,833   $   (147)    $   20    $367,301   $(346)
Issuance of common stock
 for stock options
 exercised..............      5     32,178
Tax benefit on exercise
 of options.............            32,873
Contribution of common
 stock to Employees'
 401(K) Savings Plan....             2,318
Sale of common stock
 under Employee Stock
 Purchase Plan..........            10,499
Issuance of Performance
 Accelerated Restricted
 Stock..................             7,182
Unrealized gain on
 investments, net of
 tax....................                                   1,036
Translation
 adjustments............                      (10,168)
Minority interest.......
Dividends to
 shareholders of
 acquired S-Corp........                                             (25,175)
Net income for the
 year...................                                             167,914
                           ----   --------   --------     ------    --------   -----
Balance at January 31,
 1998...................   $167   $593,883   $(10,315)    $1,056    $510,040   $(346)
                           ====   ========   ========     ======    ========   =====

                See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    FISCAL YEAR ENDED
                                           ------------------------------------
                                           JANUARY 31, FEBRUARY 1,  FEBRUARY 3,
                                              1998        1997         1996
                                           ----------- -----------  -----------
OPERATING ACTIVITIES:
Net income...............................   $ 167,914  $   144,742  $   108,428
Adjustments to reconcile net income to
 net cash provided by (used in) operating
 activities: provided by (used in)
 operating activities:
  Minority interest......................         (84)         --           --
  Depreciation and amortization..........      90,714       61,497       48,401
  Expense from 401k and PARS stock
   contribution..........................      10,409        2,715        1,633
  Equity in loss of affiliates...........       5,953       11,073       12,153
  Deferred income taxes
   (benefit)/expense.....................       3,877        3,137      (13,211)
  Change in assets and liabilities, net
   of effects of purchase of other
   companies:
    Increase in merchandise inventories..    (227,076)    (171,593)    (175,386)
    Decrease (increase) in receivables...      17,569      (41,905)     (49,731)
    Increase in prepaid expenses and
     other assets .......................      (5,026)      (7,026)      (2,094)
    Increase in accounts payable, accrued
     expenses and other current
     liabilities.........................     323,496      179,803       60,956
    Increase (decrease) in other long-
     term obligations....................       5,074        6,303       (1,625)
                                            ---------  -----------  -----------
                                              224,906       44,004     (118,904)
                                            ---------  -----------  -----------
      Net cash provided by (used in)
       operating activities..............     392,820      188,746      (10,476)
INVESTING ACTIVITIES:
Acquisition of property and equipment....    (190,659)    (212,007)    (124,121)
Acquisition of businesses, net of cash
 acquired................................     (79,325)         --           --
Proceeds from sales and maturities of
 short-term investments..................      13,618        8,800       16,519
Purchase of short-term investments.......      (4,500)      (9,595)      (2,204)
Proceeds from sales and maturities of
 long-term investments...................         265          --           --
Purchase of long-term investments........      (5,714)     (10,036)         --
Investment in affiliates.................      (3,788)     (18,629)     (22,088)
Acquisition of lease rights..............      (2,717)      (5,534)      (2,044)
Other....................................     (11,998)       2,657        2,024
                                            ---------  -----------  -----------
      Net cash used in investing
       activities........................    (284,818)    (244,344)    (131,914)
FINANCING ACTIVITIES:
Proceeds from sale of capital stock......      48,043       21,773       17,857
Proceeds from convertible debentures, net
 of deferred costs.......................         --           --       291,032
Proceeds from borrowings.................     965,921    1,171,174    1,226,895
Payments on borrowings...................    (830,018)  (1,120,670)  (1,313,930)
Dividends to shareholders of acquired S-
 Corp....................................     (25,175)     (24,908)     (21,227)
                                            ---------  -----------  -----------
      Net cash provided by financing
       activities........................     158,771       47,369      200,627
Effect of exchange rate changes on cash..      (2,720)         643          142
Net increase in cash and cash
 equivalents.............................     264,053       (7,586)      58,379
Cash and cash equivalents at beginning of
 period..................................     117,035      124,621       66,242
                                            ---------  -----------  -----------
Cash and cash equivalents at end of
 period..................................   $ 381,088  $   117,035  $   124,621
                                            =========  ===========  ===========

                See notes to consolidated financial statements.

                        STAPLES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS: Staples, Inc. and subsidiaries ("the Company") operates a chain of office supply stores and contract stationer/delivery warehouses throughout North America and in Germany and the United Kingdom.

  BASIS OF PRESENTATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

  FISCAL YEAR: The Company's fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31. Fiscal years 1997, 1996 and 1995, consisted of the 52 weeks ended January 31, 1998 and February 1, 1997, and the 53 weeks ended February 3, 1996, respectively. The statements of income combine Staples' historical operating results for the fiscal years with the corresponding Quill operating results for the years ended December 31, 1997, 1996 and 1995.

  USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CASH EQUIVALENTS: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  SHORT-TERM INVESTMENTS: The Company's securities are classified as available for sale and consist principally of high-grade state and municipal securities having an original maturity of more than three months. The investments are carried at fair value, with the unrealized holding gains and losses reported as a component of the Company's stockholders' equity. The cost of securities sold is based on the specific identification method. No individual issue in the portfolio constitutes greater than one percent of the total assets of the Company.

  MERCHANDISE INVENTORIES: Merchandise inventories are valued at the lower of weighted-average cost or market.

  RECEIVABLES: Receivables relate principally to amounts due from vendors under various incentive and promotional programs and trade receivables financed under regular commercial credit terms. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many industries and geographic regions.

  ADVERTISING: The Company expenses the production costs of advertising the first time the advertising takes place, except for the direct-response advertising, which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of the direct catalog production costs. The capitalized costs of the advertising are amortized over the six month period following the publication of the catalog in which it appears. At January 31, 1998, direct catalog production costs included in prepaid and other assets totaled $7,667,000. Total advertising and marketing expense was $288,838,000, $221,000,000, $147,216,000 for the years ended January 31, 1998, February 1, 1997 and February 3, 1996, respectively.

  PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital lease obligations, are provided using the straight-line method over the estimated useful lives of the assets or the terms of the respective leases. Depreciation and amortization periods are as follows:

                        STAPLES, INC. AND SUBSIDIARIES

     Buildings....................................... 40 years
     Leasehold improvements.......................... 10 years or term of lease
     Furniture and fixtures.......................... 5 to 10 years
     Equipment....................................... 3 to 10 years

  LEASE ACQUISITION COSTS: Lease acquisition costs are recorded at cost and amortized on the straight-line method over the respective lease terms, including option renewal periods if renewal of the lease is probable, which range from 5 to 40 years. Accumulated amortization at January 31, 1998 and February 1, 1997 totaled $19,483,000 and $15,432,000, respectively.

  INVESTMENT IN AFFILIATES: Investment in affiliates represents cash invested by the Company in foreign affiliates in Germany and the United Kingdom, which were accounted for under the equity method until May 1997, at which time the Company acquired controlling interest in the affiliates (see Note I). As a result, prior to May 1997, the Company accounted for its interests in these affiliates under the equity method and subsequent to May 1997, it has consolidated the affiliates in its financial statements.

  GOODWILL: Goodwill arising from business acquisitions is amortized on a straight-line basis over 40 years. Accumulated amortization was $10,622,000 and $5,897,000 as of January 31, 1998 and February 1, 1997, respectively. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, as measured by the recoverability from projected future cash flows from the acquired businesses.

  PRE-OPENING COSTS: Pre-opening costs, which consist primarily of salaries, supplies, marketing and occupancy costs, are charged to expense as incurred.

  PRIVATE LABEL CREDIT CARD RECEIVABLES: The Company offers a private label credit card which is managed by a financial services company. Under the terms of the agreement, the Company is obligated to pay fees which approximate the financial institution's cost of processing and collecting the receivables, which are non-recourse to the Company.

  FOREIGN CURRENCY TRANSLATION: The assets and liabilities of the Company's foreign subsidiaries, The Business Depot Ltd. ("Business Depot"), Staples UK, and Staples Germany, are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments, and the net exchange gains and losses resulting from the translation of investments in the Company's European affiliates during the year ended January 31, 1998, are recorded in a separate section of stockholders' equity titled "Cumulative foreign currency translation adjustments".

  STOCK OPTION PLANS: The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). As permitted by FAS 123, the Company continues to account for its stock-based plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and provides pro forma disclosures of the compensation expense determined under the fair value provisions of FAS 123.

  EARNINGS PER SHARE: In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods

                        STAPLES, INC. AND SUBSIDIARIES
have been presented, and where appropriate, restated to conform to the FAS 128 requirements. See Note K for the computation of earnings per share for the years ended January 31, 1998, February 1, 1997 and February 3, 1996.

  FAIR VALUE OF FINANCIAL INSTRUMENTS. Pursuant to Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" ("FAS 107"), the Company has estimated the fair value of its financial instruments using the following methods and assumptions:

  -- The carrying amount of cash and cash equivalents, receivables and accounts payable approximates fair value;

  -- The fair values of short-term investments and the 4 1/2% Convertible
     Subordinated Debentures are based on quoted market prices;

  -- The carrying amounts of the Company's debt approximates fair value, estimated by discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  LONG-LIVED ASSETS: The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flow estimated to be generated by those assets are less than the assets' carrying amount. The Company has evaluated all long-lived assets and determined that no impairment existed at January 31, 1998 and February 1, 1997, respectively. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of.

  COMPREHENSIVE INCOME: In June 1997, the Financial Accounting Standards Board issued Statement 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, adoption in fiscal year 1998 will have no impact on the Company's net income or stockholders' equity. FAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which currently are reported in stockholders' equity, to be included in other comprehensive income and the disclosure of total comprehensive income. If the Company adopted FAS 130 for the year ended January 31, 1998, the total of other comprehensive income items and comprehensive income (which includes Quill pro forma net income) would be a loss of $10,168,000 and income of $143,996,000, respectively, and would be displayed separately in the consolidated statements of income.

  SEGMENT REPORTING: In 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") which changes the way public companies report information about operating segments. The Company will adopt FAS 131 in fiscal year 1998. This statement, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the major countries in which the Company holds assets and reports revenues.

                        STAPLES, INC. AND SUBSIDIARIES

NOTE B--INVESTMENTS

  The following is a summary of available-for-sale investments as of January 31, 1998 and February 1, 1997 (in thousands):

                                                 GROSS      GROSS
                                               UNREALIZED UNREALIZED ESTIMATED
                                        COST     GAINS      LOSSES   FAIR VALUE
                                       ------- ---------- ---------- ----------
   JANUARY 31, 1998
   Short-term:
     Certificates of deposit.......... $ 3,236   $  --       $--      $ 3,236
     Debt securities..................   2,659        7       --        2,666
                                       -------   ------      ----     -------
       Total short-term............... $ 5,895   $    7      $--      $ 5,902
                                       =======   ======      ====     =======
   Long-term:
     Municipal obligations............ $ 9,986   $  125      $ (7)    $10,104
     Equity securities................   4,061      950       (15)      4,996
     Money market instruments.........   1,350      --        --        1,350
                                       -------   ------      ----     -------
       Total long-term................ $15,397   $1,075      $(22)    $16,450
                                       =======   ======      ====     =======
   FEBRUARY 1, 1997
   Short-term:
     Debt securities.................. $ 7,968   $   18      $--      $ 7,986
     Certificates of deposits.........   7,199      --        --        7,199
                                       -------   ------      ----     -------
       Total short-term............... $15,167   $   18      $--      $15,185
                                       =======   ======      ====     =======
   Long-term:
     Municipal obligations............   5,652       14        (6)      5,660
     Money market instruments.........   3,573      --        --        3,573
     Equity securities................     811       17       (15)        813
                                       -------   ------      ----     -------
       Total long-term................ $10,036   $   31      $(21)    $10,046
                                       =======   ======      ====     =======

  Proceeds from the sale of investment securities were $265,000 and $0 during the year ended January 31, 1998 and February 1, 1997, respectively. Other reductions in the cost balance resulted from maturities of securities. The net adjustment to unrealized holding gains and losses on available-for-sale securities included as a separate component of stockholders' equity totaled $1,036,000 and ($12,000) for the years ended January 31, 1998 and February 1, 1997, respectively.

  The amortized cost and estimated fair value of debt and marketable equity securities at January 31, 1998, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of securities may have the right to prepay obligations without prepayment penalties.

                                                                      ESTIMATED
                                                               COST   FAIR VALUE
                                                              ------- ----------
   Due in one year or less................................... $ 7,824  $ 7,831
   Due after one year through five years.....................   3,969    4,012
   Due after five years......................................   5,439    5,514
   Equity securities.........................................   4,061    4,996
                                                              -------  -------
     Total................................................... $21,293  $22,353
                                                              =======  =======

                        STAPLES, INC. AND SUBSIDIARIES

NOTE C--LONG-TERM DEBT AND CREDIT AGREEMENT

  Long-term debt consists of the following (in thousands):

                                                       JANUARY 31, FEBRUARY 1,
                                                          1998        1997
                                                       ----------- -----------
   Capital lease obligations and other notes payable
    in monthly installments with effective interest
    rates from 4% to 16%; collateralized by the
    related equipment.................................  $ 14,909    $ 19,062
   Note payable with a fixed rate of 6.16%............    25,000      25,000
   Senior notes with a fixed rate of 7.125%...........   200,000         --
   Mortgage notes at various rates....................    13,805      12,708
   Revolving lines of credit..........................     8,746      54,500
                                                        --------    --------
                                                        $262,460    $111,270
   Less current portion...............................    43,501       8,285
                                                        --------    --------
                                                        $218,959    $102,985
                                                        ========    ========

  Aggregate annual maturities of long-term debt and capital lease obligations are as follows (in thousands):

   FISCAL YEAR:                                                          TOTAL
   ------------                                                         --------
   1998................................................................ $ 43,635
   1999................................................................    3,790
   2000................................................................    3,929
   2001................................................................    1,295
   2002................................................................    1,816
   Thereafter..........................................................  207,995
                                                                        --------
                                                                        $262,460
                                                                        ========

  Included in property and equipment are capital lease obligations for equipment recorded at the net present value of the minimum lease payments of $25,352,000. Future minimum lease payments of $7,956,000, excluding $2,292,000 of interest, are included in aggregate annual maturities shown above. The Company entered into capital lease agreements totaling $2,770,000 and $2,733,000 during the fiscal years ended January 31, 1998 and February 1, 1997, respectively.

SENIOR NOTES:

  The Company issued $200,000,000 of senior notes (the "Notes") on August 12, 1997 with an interest rate of 7.125% payable semi-annually on February 15 and August 15 of each year commencing on February 15, 1998. The Notes are due August 15, 2007. Net proceeds of approximately $198,000,000 from the sale of the Company's Notes were used for repayment of indebtedness under the Company's revolving credit facility and for general working capital purposes, including the financing of new store openings, distribution facilities and corporate offices.

MORTGAGE NOTES:

  The Company has mortgage notes on five distribution centers, which are secured by the land and building of the distribution centers. The mortgages are carried at various floating and fixed rates. The mortgages were paid in full by the Company on May 21, 1998.

                        STAPLES, INC. AND SUBSIDIARIES

CREDIT AGREEMENT:

  Effective November 13, 1997, the Company entered into a new revolving credit facility, effective through November 2002, with a syndicate of banks which provides up to $350,000,000 of borrowings. Borrowings made pursuant to this facility will bear interest at either the lead bank's prime rate, the federal funds rate plus 0.50%, the LIBOR rate plus a percentage spread based upon certain defined ratios, a competitive bid rate, or a swing line loan rate. This agreement, among other conditions, contains certain restrictive covenants including net worth maintenance, minimum fixed charge interest coverage and limitations on indebtedness, sales of assets, and dividends. As of January 31, 1998, no borrowings were outstanding under the revolving credit facility. Staples Germany also has a revolver of which $8,746,000 was outstanding as of January 31, 1998.

  Interest paid by the Company totaled $23,012,000, $22,501,000 and $14,715,000 for the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. Capitalized interest totaled $1,387,000 and $611,000 in the years ended January 31, 1998 and February 1, 1997, respectively.

INTEREST RATE SWAPS:

  During fiscal 1996 the Company entered into a binding interest rate swap agreement to reduce the impact of increases in interest rates on a portion of its floating-rate debt. The risk to the Company from this swap agreement was that the financial institution that was counterparty to this agreement might fail to perform its obligation under the agreement, which would cause the interest rate on the notional amount under this agreement to reflect current market rates rather than the contractual fixed rate. The agreement was with a major financial institution which was expected to fully perform under the terms of the agreement, which mitigated this off-balance sheet risk. At February 1, 1997 the Company had one interest rate swap outstanding. The agreement bound the Company to pay a fixed rate of 5.65% on $25,000,000 of the Company's floating rate debt. In return the Company received payments based on a floating rate on $25,000,000 of the Company's floating rate debt. The floating rate equaled the 3-month LIBOR in effect at any one of the quarterly reset dates. The fair market value of the swap agreement as of February 1, 1997 approximated the carrying value based on quoted market prices. With the issuance of the Notes, the Company was able to repay all outstanding revolving credit loans that were subject to floating rates. Thus, the Company did not see the need to retain this interest rate swap arrangement and terminated it on July 29, 1997.

NOTE D--CONVERTIBLE DEBENTURES

  By June 30, 1995, all of the Company's $115,000,000 of 5% Convertible Subordinated Debentures due November 1, 1999 (the "5% Debentures"), were converted into 19,406,250 shares of common stock at a conversion price of $5.93 per share. The total principal amount converted was credited to common stock and additional paid-in capital, net of unamortized expenses of the original debt issue and accrued but unpaid interest.

  On October 5, 1995, the Company issued $300,000,000 of 4 1/2% Convertible Subordinated Debentures due October 1, 2000 with interest payable semi-annually (the "4 1/2% Debentures"), which are convertible, at the option of the holder, into Common Stock at a conversion price of $14.67 per share. The 4 1/2% Debentures are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after October 1, 1998 or in the event of certain developments involving U.S. withholding taxes or certification requirements. Costs incurred in connection with the issuance of the 4 1/2% Debentures are included in Other Assets and are being amortized on the interest method over the five year period to maturity. The fair value of the 4 1/2% Debentures at January 31, 1998, based upon quoted market prices, totaled $386,250,000.

NOTE E--STOCKHOLDERS' EQUITY

  On December 30, 1997, March 5, 1996 and June 29, 1995, the Board of Directors approved three-for-two splits of the Company's common stock to be effected in the form of 50% stock dividends. The dividends were

                        STAPLES, INC. AND SUBSIDIARIES
distributed on January 30, 1998 to shareholders of record as of January 20, 1998, March 25, 1996 to shareholders of record as of March 15, 1996 and July 24, 1995 to shareholders of record as of July 14, 1995, respectively. The consolidated financial statements have been retroactively restated to give effect to these stock splits.

  At January 31, 1998, 83,409,662 shares of common stock were reserved for issuance under the Company's stock option, employee stock ownership, 401(k), employee stock purchase and director stock option plans. An additional 20,454,545 shares of common stock are reserved for issuance upon conversion of the Company's 4 1/2% Debentures.

NOTE F--EMPLOYEE BENEFIT PLANS

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1994 Employee Stock Purchase Plan authorizes a total of up to 5,906,250 shares of the Company's common stock to be sold to participating employees. Participating employees may purchase shares of common stock at 85% of its fair market value at the beginning or end of an offering period, whichever is lower, through payroll deductions in an amount not to exceed 10% of an employee's base compensation.

STOCK OPTION PLANS

  Under the Company's 1992 Equity Incentive Plan ("1992 Plan") the Company may grant to management and key employees incentive and nonqualified options to purchase up to 58,500,000 shares of common stock and Performance Accelerated Restricted Stock ("PARS"). This amount was approved by the shareholders of the Company on June 18, 1997. As of February 27, 1997, the Company's 1987 Stock Option Plan (the "1987 Plan") expired; however, unexercised options under this plan remain outstanding. The exercise price of options granted under the plans may not be less than 100% of the fair market value of the Company's common stock at the date of grant. Options generally have an exercise price equal to the fair market value of the common stock on the date of grant. Some options outstanding are exercisable at various percentages of the total shares subject to the option starting one year after the grant, while other options are exercisable in their entirety three to five years after the grant date. All options expire ten years after the grant date, subject to earlier termination in the event of employment termination.

  The Company's 1990 Director Stock Option Plan ("Director's Plan") authorizes up to 1,594,688 shares of common stock to be issued to non-employee directors. The exercise price of options granted are equal to the fair market value of the Company's common stock at the date of grant. Options become exercisable in equal amounts over four years and expire ten years from the date of grant, subject to earlier termination, in certain circumstances, in the event the optionee ceases to serve as a director.

  Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to January 28, 1995 under the fair valued method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996, and 1997: risk-free interest rates ranging from 5.49% to 6.12%;

                        STAPLES, INC. AND SUBSIDIARIES
volatility factor of the expected market price of the Company's common stock of .30 for fiscal years 1995 and 1996 and .35 for fiscal year 1997; and a weighted-average expected life of the option of 4.0 years for the 1987 Plan and the 1992 Plan and 2.0 to 5.0 years for the Director's Plan.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. For purposes of FAS 123's disclosure requirements, the Employee Stock Purchase Plan is considered a compensatory plan. The expense was calculated based on the fair value of the employees' purchase rights. This was estimated as the difference between the employees' purchase price and the closing price. The Company's pro forma information, which includes the pro forma results of Quill, follows (in thousands except for earnings per share information):

                                           JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                              1998        1997        1996
                                           ----------- ----------- -----------
   Pro forma net income...................  $138,983    $122,116     $90,521
   Pro forma earnings per share...........  $   0.51    $   0.46     $  0.35
   Pro forma earnings per common share--
    assuming dilution.....................  $   0.49    $   0.44     $  0.34

  This pro forma impact only takes into account options granted since January 28, 1995 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period.

  Information with respect to options granted under the above plans are as follows:

                                                                    WEIGHTED-
                                                                     AVERAGE
                                                      NUMBER OF   EXERCISE PRICE
                                                        SHARES      PER SHARE
                                                      ----------  --------------
   Outstanding at January 28, 1995................... 31,908,470      $ 3.95
     Granted.........................................  5,472,810       10.46
     Exercised....................................... (3,615,006)       3.27
     Canceled........................................ (2,285,888)       5.31
                                                      ----------      ------
   Outstanding at February 3, 1996................... 31,480,386      $ 4.93
     Granted.........................................  4,781,291       13.23
     Exercised....................................... (4,093,695)       3.43
     Canceled........................................ (1,571,412)       7.34
                                                      ----------      ------
   Outstanding at February 1, 1997................... 30,596,570      $ 6.39
     Granted.........................................  6,437,705       15.65
     Exercised....................................... (6,764,939)       4.17
     Canceled........................................ (1,871,922)      11.15
                                                      ----------      ------
   Outstanding at January 31, 1998................... 28,397,414      $ 8.01
                                                      ==========      ======

  The weighted-average fair values of options granted during the years ended January 31, 1998 and February 1, 1997 were $5.70 and $5.72, respectively. Exercise prices for the options outstanding as of January 31, 1998 ranged from $0.01 to $19.42.

  Options to purchase 12,280,890 shares were exercisable at January 31, 1998.

                        STAPLES, INC. AND SUBSIDIARIES

PERFORMANCE ACCELERATED RESTRICTED STOCK ("PARS")

  PARS are shares of the Company's Common Stock granted outright to employees without cost to the employee. The shares, however, are restricted in that they are not transferable (e.g. they may not be sold) by the employee until they vest, generally after the end of five years. Such vesting date may accelerate if the Company achieves certain compound annual earnings per share growth over a certain number of interim years. If the employee leaves the Company prior to the vesting date for any reason, the PARS shares will be forfeited by the employee and will be returned to the Company. Once the PARS have vested, they become unrestricted and may be transferred and sold like any other Staples shares.

  PARS issued in the fiscal year ended January 31, 1998 totaling approximately 675,000 which have a weighted average fair value of $18.71, initially vest on February 1, 2002 or will accelerate on May 1, in 1999, 2000, or 2001 upon attainment of certain compound annual earnings per share targets in the prior fiscal year. PARS totaling approximately 585,000 which have a weighted average fair value of $14.75, issued in fiscal year 1996 will fully vest on May 1, 1998.

  In connection with the issuance of the PARS, the Company included $7,496,000 and $532,000 in compensation expense for the fiscal years ended January 31, 1998 and February 1, 1997, respectively.

EMPLOYEES' 401(K) SAVINGS PLAN

  Under the Company's Employees' 401(k) Savings Plan (the "401(k) Plan"), and Supplemental Executive Retirement Plan (the "SERP Plan"), the Company may contribute up to a total of 1,668,750 shares of common stock to these plans. The 401(k) Plan is available to all employees of the Company who meet minimum age and length of service requirements. Company contributions are based upon a matching formula applied to employee contributions, with additional contributions made at the discretion of the Board of Directors. In connection with these plans the Company included approximately $2,000,000 in expense for each of the fiscal years ended January 31, 1998 and February 1, 1997.

NOTE G--INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components and the approximate tax effect of the Company's deferred tax assets and liabilities as of January 31, 1998 and February 1, 1997, are as follows (in thousands):

                                                         JANUARY 31, FEBRUARY 1,
                                                            1998        1997
                                                         ----------- -----------
   Deferred Tax Assets:
     Inventory..........................................  $ 20,116     $22,597
     Deferred rent......................................    14,797       7,566
     Acquired NOL's.....................................     7,132         --
     Other net operating loss carryforwards.............    22,907       5,206
     Insurance..........................................     5,967       5,756
     Employee benefits..................................     5,569       2,545
     Other--net.........................................    13,660       7,620
                                                          --------     -------
       Total Deferred Tax Assets........................    90,148      51,290
                                                          --------     -------
   Deferred Tax Liabilities:
     Depreciation.......................................    (6,687)     (1,922)
     Other--net.........................................    (4,835)        208
                                                          --------     -------
       Total Deferred Tax Liabilities...................   (11,522)     (1,714)
                                                          --------     -------
   Total Valuation Allowance............................   (30,067)     (1,666)
                                                          --------     -------
   Net Deferred Tax Assets..............................  $ 48,559     $47,910
                                                          ========     =======

                        STAPLES, INC. AND SUBSIDIARIES

  Net deferred tax assets of approximately $4,500,000 and $440,000 attributable to businesses acquired during the fiscal years ended January 31, 1998 and February 1, 1997, respectively, were allocated directly to reduce goodwill generated by these acquisitions. The deferred tax assets disclosed as acquired NOL's and other net operating loss carryforwards, totaling $30,000,000, have been fully reserved for due to the uncertainty of the realization of the asset within the local country jurisdiction. Further, if this asset is utilitized when income is earned within the foreign jurisdiction, the Company will not have a consolidated tax benefit as the Company will be required to pay U.S. income taxes on the income offset by the foreign NOL.

  For financial reporting purposes, income before taxes includes the following components (in thousands):

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                                1998        1997        1996
                                             ----------- ----------- -----------
   Pretax income:
     United States..........................  $213,549    $187,644    $159,210
     Foreign................................    36,205      23,719      (4,642)
                                              --------    --------    --------
                                              $249,754    $211,363    $154,568
                                              ========    ========    ========

  The provision for income taxes consists of the following (in thousands):

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                                1998        1997        1996
                                             ----------- ----------- -----------
   Current tax expense:
     Federal................................   $53,248     $50,546     $45,207
     State..................................    10,707      12,337      14,144
     Foreign................................    14,092         601           0
                                               -------     -------     -------
                                                78,047      63,484      59,351
   Deferred tax expense (benefit)...........     3,877       3,137     (13,211)
                                               -------     -------     -------
   Total....................................   $81,924     $66,621     $46,140
                                               =======     =======     =======

  A reconciliation of the federal statutory tax rate to the Company's effective tax rate on pro forma net income is as follows:

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                               1998        1997        1996
                                            ----------- ----------- -----------
   Federal statutory rate..................    35.0%       35.0%       35.0%
   State taxes, net of federal benefit.....     6.0%        6.3%        6.3%
   Tax exempt interest.....................    (0.5%)      (0.4%)      (0.6%)
   Tax benefit of loss carryforward........    (0.0%)      (0.2%)      (0.6%)
   Federal tax credits.....................    (0.0%)      (0.0%)      (0.9%)
   Income of S-Corporation.................     0.2%        0.3%        0.3%
   Other...................................    (2.0%)      (2.2%)      (0.7%)
                                               ----        ----        ----
   Effective tax rate......................    38.7%       38.8%       38.8%
                                               ====        ====        ====

                        STAPLES, INC. AND SUBSIDIARIES

  A reconciliation of the federal statutory tax rate to the Company's effective tax rate on historical net income is as follows:

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                               1998        1997        1996
                                            ----------- ----------- -----------
   Federal statutory rate..................    35.0 %      35.0 %      35.0 %
   State taxes, net of federal benefit.....     6.0 %       6.3 %       6.3 %
   Tax exempt interest.....................    (0.5)%      (0.4)%      (0.6)%
   Tax benefit of loss carryforward........    (0.0)%      (0.2)%      (0.6)%
   Federal tax credits.....................    (0.0)%      (0.0)%      (0.9)%
   Untaxed earnings of S-Corporation.......    (5.7)%      (7.0)%      (8.6)%
   Other...................................    (2.0)%      (2.2)%      (0.7)%
                                               ----        ----        ----
   Effective tax rate......................    32.8 %      31.5 %      29.9 %
                                               ====        ====        ====

  Income tax payments were $23,487,877, $45,925,276, and $44,518,000, during fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The Company has net operating losses of approximately $83,500,000 that can be carried forward indefinitely, $16,500,000 of which is attributable to the Company's increased ownership in Staples Germany.

  Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $28,000,000 at January 31, 1998. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation. Withholding taxes of approximately $500,000 would be payable upon remittance of all previously unremitted earnings at January 31, 1998.

NOTE H--LEASES AND OTHER OFF-BALANCE SHEET COMMITMENTS

  The Company leases certain retail and support facilities under long-term noncancellable lease agreements. Most lease agreements contain renewal options and rent escalation clauses and require the Company to pay real estate taxes in excess of specified amounts and, in some cases, allow termination within a certain number of years with notice and a fixed payment. Certain agreements provide for contingent rental payments based on sales.

  Other long-term obligations at January 31, 1998 include $37,670,000 relating to future rent escalation clauses and lease incentives under certain existing store operating lease arrangements. These rent expenses are recognized on a straight-line method over the respective terms of the leases. Future minimum lease commitments for retail and support facilities (including lease commitments for 79 retail stores not yet opened at January 31, 1998) under noncancellable operating leases are due as follows (in thousands):

   Fiscal year:
   1998.............................................................. $  221,127
   1999..............................................................    226,390
   2000..............................................................    219,160
   2001..............................................................    210,257
   2002..............................................................    197,434
   Thereafter........................................................  1,518,819
                                                                      ----------
                                                                      $2,593,187
                                                                      ==========

                        STAPLES, INC. AND SUBSIDIARIES

  Rent expense approximated $193,990,000, $142,508,000, and $111,315,000, for
the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively.

  Letters of credit are issued by the Company during the ordinary course of business through major financial institutions as required by certain vendor contracts. As of January 31, 1998, the Company had available open letters of credit totaling $11,268,000.

NOTE I--SUMMARIZED FINANCIAL INFORMATION OF AFFILIATES

  The Company had equity interests in two affiliated companies in Germany and the United Kingdom. On May 6, 1997 and May 7, 1997, the Company acquired Kingfisher PLC's interests in Staples UK and Staples Germany, respectively. As a result of these acquisitions, the Company's ownership interest of Staples UK increased to 100% and its ownership interest of Staples Germany increased to approximately 92%. The cash purchase price of approximately $57 million was generated through additional borrowings under the Company's existing revolving credit and term loan facility. The transactions were accounted for in accordance with the purchase method of accounting and accordingly, the results of operations of Staples UK and Staples Germany have been included in the Company's consolidated financial statements since May, 1997. The following is a summary of the significant financial information on a combined 100% basis of affiliated companies accounted for on the equity method.

                                                           12 MONTHS ENDED
                                                     ---------------------------
                                                     FEBRUARY 1, FEBRUARY 3,
                                                        1997        1996
                                                     ----------- -----------
                                                           (IN THOUSANDS)
   Current assets...................................  $ 64,858    $ 52,298
   Other assets.....................................    32,538      33,125
   Current liabilities..............................    32,683      29,542
   Other liabilities................................     8,550      15,094
   Shareholders' equity.............................    56,163      40,787
   Net sales........................................   230,845     154,626
   Gross profit.....................................    68,500      44,655
   Net loss before income taxes.....................   (22,961)    (24,306)

  The Company's share of loss for the unconsolidated affiliated companies for the fiscal years ended February 1, 1997 and February 3, 1996 was $11,073,000 and $12,153,000, respectively. Prior to the acquisition, the Company's share of loss in 1997 for the unconsolidated affiliated companies was $5,953,000.

  Sales in the Canadian region are primarily generated from retail operations. The sales amounts primarily reflect the rules and regulations of the respective governing tax authorities. Operating income is determined by deducting from net sales the related costs and operating expenses attributed to the region. Identifiable assets include those directly identified with the region. For the years ended January 31, 1998, February 1, 1997 and February 3, 1996, sales are $555,753,000, $431,049,000 and $72,299,000, respectively;
operating income is $37,171,000, $24,466,000 and a loss of $1,832,000, respectively, and identifiable assets are $276,643,000, $214,595,000 and $156,154,000, respectively.

                        STAPLES, INC. AND SUBSIDIARIES

NOTE J--QUARTERLY SUMMARY (UNAUDITED)

                           FIRST         SECOND        THIRD         FOURTH
                          QUARTER       QUARTER       QUARTER       QUARTER
                         ----------    ----------    ----------    ----------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL YEAR ENDED
 JANUARY 31, 1998
Sales................... $1,292,721    $1,192,339    $1,552,393    $1,694,692
  Gross Profit..........    304,666       286,621       375,471       412,226
  Net income............     19,777(1)     22,759(1)     52,030        73,348
  Pro forma net income..     15,229(2)     19,577(2)     48,602(2)     69,720(2)
Earnings per common
 share
  Historical net income
   per common share.....       0.07          0.08          0.19          0.27
  Pro forma net income
   per common share.....       0.06          0.07          0.18          0.25
  Number of shares used
   in computing earnings
   per common share.....    269,048       270,156       272,822       276,240
Earnings per share--
 assuming dilution
  Historical net income
   per common share.....       0.07          0.08          0.18(3)       0.25(3)
  Pro forma net income
   per common share.....       0.06          0.07          0.17(3)       0.24(3)
  Number of shares used
   in computing earnings
   per common share.....    277,352       279,193       301,569(3)    305,673(3)
Fiscal Year Ended
 February 1, 1997
Sales................... $1,056,807    $  932,747    $1,210,855    $1,293,180
  Gross Profit..........    245,570       223,221       291,899       322,636
  Net income............     22,173        22,732        41,738        58,099
  Pro forma net income..     18,509(2)     19,481(2)     37,811(2)     53,612(2)
Earnings per common
 share
  Historical net income
   per common share.....       0.08          0.09          0.16          0.22
  Pro forma net income
   per common share.....       0.07          0.07          0.14          0.20
  Number of shares used
   in computing earnings
   per common share.....    264,269       265,770       267,114       268,505
Earnings per share--
 assuming dilution
  Historical net income
   per common share.....       0.08          0.08          0.15(3)       0.20(3)
  Pro forma net income
   per common share.....       0.07          0.07          0.14(3)       0.19(3)
  Number of shares used
   in computing earnings
   per common share.....    274,149       275,602       297,508(3)    297,364(3)

--------
(1) Net income for the quarters ended May 3, 1997 and August 2, 1997 include a pre-tax charge of $20,562 and $9,103, respectively, resulting from costs incurred in connection with the proposed merger with Office Depot, Inc.
(2) Pro forma net income includes the earnings of Quill with provision for income taxes on previously untaxed earnings of pooled S-Corportation income.
(3) Earnings per share--assuming dilution is calculated considering the $300 million of 4 1/2% Convertible Subordinated Debentures as common stock equivalents for the quarters ended November 1, 1997, January 31, 1998, November 2, 1996 and February 1, 1997. The Debentures are not considered in the calculation of the earnings per share for the other quarters above as the effect is antidilutive.

                        STAPLES, INC. AND SUBSIDIARIES

NOTE K--COMPUTATION OF EARNINGS PER COMMON SHARE

  The computation of earnings per common share and earnings per common share-- assuming dilution shown for both historical and pro forma results, for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996 is as follows (in thousands, except share data):

                                        JANUARY 31,   FEBRUARY 1,   FEBRUARY 3,
                                            1998          1997          1996
                                        ------------  ------------  ------------
HISTORICAL EARNINGS PER SHARE
Numerator:
  Historical net income................ $    167,914  $    144,742  $    108,428
  Interest expense on 5% Debentures,
   net of tax(1).......................          --            --          1,580
                                        ------------  ------------  ------------
  Numerator for earnings per common
   share --income available to common
   stockholders........................ $    167,914  $    144,742  $    110,008
Effect of dilutive securities:
  4 1/2% convertible debentures........        9,365         9,373           --
                                        ------------  ------------  ------------
  Numerator for earnings per common
   share--assuming dilution-- income
   available to common stockholders
   after assumed conversion............ $    177,279  $    154,115  $    110,008
Denominator:
  Weighted-average shares..............  272,063,765   266,413,382   260,553,340
  Performance accelerated restricted
   stock...............................        1,553           --            --
                                        ------------  ------------  ------------
  Denominator for earnings per common
   share--
   weighted-average shares.............  272,065,318   266,413,382   260,553,340
Effect of dilutive securities:
  Incremental shares...................   13,853,003    15,210,213    13,967,837
  Windfall shares......................   (5,339,824)   (5,696,787)   (5,414,767)
  Performance accelerated restricted
   stock...............................      139,728           --            --
  4 1/2% convertible debentures........   20,454,546    20,454,546           --
                                        ------------  ------------  ------------
  Dilutive potential common shares.....   29,107,453    29,967,972     8,553,070
  Denominator for earnings per common
   share--assuming dilution--adjusted
   weighted-average shares and assumed
   conversions.........................  301,172,771   296,381,354   269,106,410
Earnings per common share.............. $       0.62  $       0.54  $       0.42
                                        ============  ============  ============
Earnings per common share--assuming
 dilution.............................. $       0.59  $       0.52  $       0.41
                                        ============  ============  ============

                        STAPLES, INC. AND SUBSIDIARIES

                                      JANUARY 31,   FEBRUARY 1,   FEBRUARY 3,
                                          1998          1997          1996
                                      ------------  ------------  ------------
PRO FORMA EARNINGS PER SHARE
Numerator:
  Pro forma net income............... $    153,128  $    129,413  $     94,539
  Interest expense on 5% Debentures,
   net of tax(1).....................          --            --          1,580
                                      ------------  ------------  ------------
  Numerator for earnings per common
   share--income available to common
   stockholders...................... $    153,128  $    129,413  $     96,119
Effect of dilutive securities:
  4 1/2% convertible debentures......        9,365         9,373         2,492
                                      ------------  ------------  ------------
  Numerator for earnings per common
   share--assuming dilution--income
   available to common stockholders
   after assumed conversion.......... $    162,493  $    138,786  $     98,611
Denominator:
  Weighted-average shares............  272,063,765   266,413,382   260,553,340
  Performance accelerated restricted
   stock.............................        1,553
                                      ------------  ------------  ------------
  Denominator for earnings per common
   share--weighted-average shares....  272,065,318   266,413,382   260,553,340
Effect of dilutive securities:
  Incremental shares.................   13,853,003    15,210,213    13,967,837
  Windfall shares....................   (5,339,824)   (5,696,787)   (5,414,767)
  Performance accelerated restricted
   stock.............................      139,728           --            --
  4 1/2% convertible debentures......   20,454,546    20,454,546     9,090,909
                                      ------------  ------------  ------------
  Dilutive potential common shares...   29,107,453    29,967,972    17,643,979
  Denominator for earnings per common
   share--assuming dilution--adjusted
   weighted-average shares and
   assumed conversions...............  301,172,771   296,381,354   278,197,319
Earnings per common share............ $       0.56  $       0.49  $       0.37
                                      ============  ============  ============
Earnings per common share--assuming
 dilution............................ $       0.54  $       0.47  $       0.35
                                      ============  ============  ============

--------
(1) The 5% Debentures were substantially converted into common stock on June 30, 1995 (see Note D). For the computation of earnings per common share, this conversion of 19,406,250 shares is assumed to have occurred at the beginning of the fiscal year (January 29, 1995), and is included in the weighted-average shares outstanding for the year. Therefore, the interest expense and amortization of deferred charges related to the 5% Debentures and incurred by the Company through June 30, 1995, net of tax, is added back to reported net income to compute earnings per common share for the fiscal year ended February 3, 1996.

                        STAPLES, INC. AND SUBSIDIARIES

NOTE L--BUSINESS ACQUISITIONS

  On May 21, 1998, the Company acquired Quill. The acquisition was structured as an exchange of shares in which the stockholders of Quill received approximately 26 million shares of the Company's common stock, at an exchange ratio established at a combination of fixed and variable prices, and cash paid to dissenting shareholder of approximately $48 million, which equates to a purchase price of approximately $690 million. The Merger was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements have been restated to include the operations of Quill for all periods prior to the acquisition. The statements of income combine Staples' historical operating results for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996 with the corresponding Quill operating results for the years ended December 31, 1997, 1996 and 1995, respectively. Prior to the acquisition, Quill elected to be taxed as an S Corporation under the Internal Revenue Code. Accordingly, the current taxable income of Quill was taxable to its shareholders who were responsible for the payment of taxes thereon. Quill will be included in the company's U.S. federal income tax return subsequent to the date of the acquisition. Pro forma adjustments have been made to the restated statements of operations to reflect the income taxes that would have been provided had Quill been subject to income taxes.

  Separate net sales and net income of the merged entities prior to the acquisition are presented in the following table.

                                             JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                                1998        1997        1996
                                             ----------- ----------- -----------
   Net sales:
     Staples................................ $5,181,035  $3,967,665  $3,068,061
     Quill..................................    551,110     525,924     497,174
                                             ----------  ----------  ----------
       Combined............................. $5,732,145  $4,493,589  $3,565,235
                                             ==========  ==========  ==========
   Net income
     Staples................................ $  130,949  $  106,420  $   73,705
     Quill..................................     36,965      38,322      34,723
                                             ----------  ----------  ----------
       Combined............................. $  167,914  $  144,742  $  108,428
                                             ==========  ==========  ==========
   Pro forma net income
     Staples................................ $  130,949  $  106,420  $   73,705
     Quill(1)...............................     22,179      22,993      20,834
                                             ----------  ----------  ----------
       Combined............................. $  153,128  $  129,413  $   94,539
                                             ==========  ==========  ==========

--------
(1) Reflects adjustment for provision for income taxes on previously untaxed earnings.

                         STAPLES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          MAY 2,     JANUARY 31,
                                                           1998         1998
                                                        -----------  -----------
                                                        (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents............................ $  256,652   $  381,088
  Short-term investments...............................      1,367        5,902
  Merchandise inventories..............................  1,131,272    1,124,642
  Receivables, net.....................................    241,634      203,143
  Prepaid expenses and other current assets............     80,880       71,365
                                                        ----------   ----------
    Total current assets...............................  1,711,805    1,786,140
Property and Equipment:
  Land and buildings...................................    164,232      150,947
  Leasehold improvements...............................    306,395      292,128
  Equipment............................................    317,885      304,177
  Furniture and fixtures...............................    185,482      173,711
                                                        ----------   ----------
    Total property and equipment.......................    973,994      920,963
  Less accumulated depreciation and amortization.......    339,466      310,701
                                                        ----------   ----------
    Net property and equipment.........................    634,528      610,262
Other Assets:
  Lease acquisition costs, net of amortization.........     79,148       43,244
  Investments..........................................     15,565       16,450
  Goodwill, net of amortization........................    136,745      139,753
  Other................................................     42,404       43,013
                                                        ----------   ----------
    Total other assets.................................    273,862      242,460
                                                        ----------   ----------
                                                        $2,620,195   $2,638,862
                                                        ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................... $  623,320   $  672,956
  Accrued expenses and other current liabilities.......    269,177      266,023
  Debt maturing within one year........................     19,819       43,501
                                                        ----------   ----------
    Total current liabilities..........................    912,316      982,480
Long-Term Debt.........................................    218,066      218,959
Other Long-Term Obligations............................     48,973       42,803
Convertible Debentures.................................    300,000      300,000
Minority Interest......................................         85          135
Stockholders' Equity:
  Preferred stock, $.01 par value-authorized 5,000,000
   shares; no shares issued............................
  Common stock, $.0006 par value-authorized 500,000,000
   shares; issued 282,341,432 shares at May 2, 1998 and
   278,159,308 shares at January 31, 1998..............        169          167
  Additional paid-in capital...........................    614,604      593,883
  Cumulative foreign currency translation adjustments..     (8,117)     (10,315)
  Unrealized gain/(loss) on short-term investments.....      1,537        1,056
  Retained earnings....................................    535,155      510,040
  Less: treasury stock, at cost, 147,281 shares at May
   2, 1998 and 59,149 shares at January 31, 1998.......     (2,593)        (346)
                                                        ----------   ----------
    Total stockholders' equity.........................  1,140,755    1,094,485
                                                        ----------   ----------
                                                        $2,620,195   $2,638,862
                                                        ==========   ==========

                See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           13 WEEKS ENDED
                                                       ------------------------
                                                         MAY 2,       MAY 3,
                                                          1998         1997
                                                       -----------  -----------
                                                             (UNAUDITED)
Sales................................................  $ 1,670,611  $ 1,292,721
Cost of goods sold and occupancy costs...............    1,282,596      988,055
                                                       -----------  -----------
    Gross profit.....................................      388,015      304,666
Operating expenses:
  Operating and selling..............................      255,648      198,598
  Pre-opening........................................        3,352        2,862
  General and administrative.........................       67,486       47,031
  Amortization of goodwill...........................          924          572
                                                       -----------  -----------
    Total operating expenses.........................      327,410      249,063
                                                       -----------  -----------
    Operating income.................................       60,605       55,603
Other income (expense):
  Interest and other expense, net....................       (4,694)      (3,936)
  Merger-related costs...............................          --       (20,562)
                                                       -----------  -----------
    Total other income (expense).....................       (4,694)     (24,498)
    Income before equity in loss of affiliates and
     income taxes....................................       55,911       31,105
Equity in gain/(loss) of affiliates..................          --        (5,953)
                                                       -----------  -----------
    Income before income taxes.......................       55,911       25,152
Income tax expense...................................       20,011        5,375
                                                       -----------  -----------
    Net income before minority interest..............       35,900       19,777
Minority interest....................................           50          --
                                                       -----------  -----------
    Net income.......................................  $    35,950  $    19,777
                                                       ===========  ===========
Historical net income per common share...............  $      0.13  $      0.07
                                                       ===========  ===========
Historical net income per common share assuming dilu-
 tion................................................  $      0.12  $      0.07
                                                       ===========  ===========
Pro forma:
  Historical net income..............................  $    35,950  $    19,777
  Provision for income taxes on previously untaxed
   earnings of pooled S-Corporation income ..........        1,814        4,548
                                                       -----------  -----------
    Pro forma net income.............................  $    34,136  $    15,229
                                                       ===========  ===========
Pro forma net income per common share................  $      0.12  $      0.06
                                                       ===========  ===========
Pro forma net income per common share assuming dilu-
 tion................................................  $      0.12  $      0.06
                                                       ===========  ===========
Number of shares used in computing historical and pro
 forma net income per common share...................  279,351,552  269,046,566
                                                       ===========  ===========
Number of shares used in computing historical and pro
 forma net income per common share assuming dilu-
 tion................................................  307,744,245  277,350,655
                                                       ===========  ===========

                See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            13 WEEKS ENDED
                                                           ------------------
                                                            MAY 2,    MAY 3,
                                                             1998      1997
                                                           --------  --------
                                                              (UNAUDITED)
OPERATING ACTIVITIES:
Net income................................................ $ 35,950  $ 19,777
Adjustments to reconcile net income to net cash provided
 by/(used in) operating activities:
  Minority interest.......................................      (50)      --
  Depreciation and amortization...........................   28,652    21,148
  Equity in loss of affiliates............................      --      5,953
  Net increase (decrease) in deferred tax assets..........    2,795    (3,456)
  (Increase)/decrease in assets:
   Merchandise inventories................................   (3,704)  (10,299)
   Receivables............................................  (37,841)   (9,764)
   Prepaid expenses and other assets......................  (8,167)     2,011
  (Decrease)/increase in accounts payable, accrued
   expenses and other current liabilities.................  (50,787)   24,530
  Increase in other long-term obligations.................    6,009     2,208
                                                           --------  --------
                                                            (63,093)   32,331
                                                           --------  --------
    Net cash (used in)/provided by operating activities...  (27,143)   52,108
INVESTING ACTIVITIES:
Acquisition of property and equipment.....................  (50,925)  (36,791)
Proceeds from sales and maturities of short-term
 investments..............................................   11,389     6,924
Purchase of short-term investments........................   (6,854)      --
Proceeds from sales and maturities of long-term
 investments..............................................    3,430       --
Purchase of long-term investments.........................   (2,545)      --
Investment in affiliates..................................      762    (1,670)
Acquisition of lease rights...............................  (36,826)     (375)
Other.....................................................   (6,358)   (9,107)
                                                           --------  --------
    Net cash used in investing activities.................  (87,927)  (41,019)
FINANCING ACTIVITIES:
Proceeds from sale of capital stock.......................   15,089     3,512
Proceeds from borrowings..................................     (334)  365,880
Payments on borrowings....................................  (24,575) (301,801)
                                                           --------  --------
    Net cash (used in)/provided by financing activities...   (9,820)   67,591
Effect of exchange rate changes on cash...................      454    (1,073)
    Net (decrease)/increase in cash and cash equivalents.. (124,436)   77,607
    Cash and cash equivalents at beginning of period......  381,088   117,035
                                                           --------  --------
    Cash and cash equivalents at end of period............ $256,652  $194,642
                                                           ========  ========

                See notes to consolidated financial statements.

                        STAPLES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  The accompanying interim unaudited consolidated financial statements include the accounts of Staples, Inc. and subsidiaries (the "Company"). All intercompany accounts and transactions are eliminated in consolidation.

  These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such interim statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included elsewhere in this Prospectus.

NOTE 2--COMPUTATION OF EARNINGS PER SHARE

  For the fiscal year ended January 31, 1998, the Company adopted Statement of Accounting Standards No. 128 ("FAS 128") which requires the presentation of Basic and Diluted earnings per share, which replaces primary and fully diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Earnings per share have been restated for all periods presented to reflect the adoption of FAS 128.

  Average common and common equivalent shares used in computing diluted earnings per share include approximately 28,393,000 and 8,304,000 shares for the quarters ended May 2, 1998 and May 3, 1997, respectively, as a result of applying the treasury stock method to outstanding stock options as well as the convertible debentures. Convertible debentures were not included in the calculations for the quarter ended May 3, 1997 as their inclusion would be anti-dilutive.

NOTE 3--GUARANTOR SUBSIDIARIES

  The 7.125% senior notes due August 15, 2007, the 4.5% convertible subordinated debentures due October 1, 2000 and the obligations under the $350,000,000 revolving credit facility effective through November, 2002 with a syndicate of banks are fully and unconditionally guaranteed on an unsecured, joint and several basis by certain wholly owned subsidiaries of the Company (the "Guarantor Subsidiaries"). The following condensed consolidating financial data illustrates the composition of Staples, Inc. (the "Parent Company"), Guarantor Subsidiaries, and non-guarantor subsidiaries as of and for the quarter ended May 2, 1998. The non-guarantor subsidiaries represent more than an inconsequential portion of the consolidated assets and revenues of the Company. Separate complete financial statements of the respective Guarantors Subsidiaries would not provide additional information which would be useful in assessing the financial condition of the Guarantor Subsidiaries and thus, are not presented.

  Investments in subsidiaries are accounted for by the Parent Company on the equity method for purposes of the consolidating presentation. Earnings of subsidiaries are, therefore, reflected in the Parent Company's investment accounts and earnings. The principal elimination entries eliminate the Parent Company' investment in subsidiaries and intercompany balances and transactions.

                         STAPLES, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                    FOR THE THIRTEEN WEEKS ENDED MAY 2, 1998
                                 (IN THOUSANDS)

                                                         NON-
                         STAPLES, INC.   GUARANTOR    GUARANTOR
                         (PARENT CORP.) SUBSIDIARIES SUBSIDIARIES CONSOLIDATED
                         -------------- ------------ ------------ ------------
Sales...................    $    --      $1,264,650    $405,961    $1,670,611
Cost of goods sold......         269        967,630     314,697     1,282,596
                            --------     ----------    --------    ----------
  Gross profit..........        (269)       297,020      91,264       388,015
Operating expenses......      29,158        221,454      76,798       327,410
                            --------     ----------    --------    ----------
  Operating income......     (29,427)        75,566      14,466        60,605
Interest expense, net...      (6,016)        (8,034)      9,356        (4,694)
Provision for income
 taxes..................       1,965        (16,853)     (5,123)      (20,011)
Minority interest.......         --             --           50            50
                            --------     ----------    --------    ----------
  Net income............    $(33,478)    $   50,679    $ 18,749    $   35,950
                            ========     ==========    ========    ==========

                     CONDENSED CONSOLIDATING BALANCE SHEET

                               AS OF MAY 2, 1998
                                 (IN THOUSANDS)

                                                          NON-
                          STAPLES, INC.   GUARANTOR    GUARANTOR
                          (PARENT CORP.) SUBSIDIARIES SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                          -------------- ------------ ------------ ------------  ------------
Cash, cash equivalents
 and short-term
 investments............    $   73,585    $    7,352   $  177,082  $                $258,019
Merchandise
 inventories............        (6,046)      936,278      201,040                  1,131,272
Other current assets and
 intercompany...........       820,556       473,089      501,511   (1,472,642)      322,514
                            ----------    ----------   ----------  -----------    ----------
  Total current assets..       888,095     1,416,719      879,633   (1,472,642)    1,711,805
Net property, equipment
 and other assets.......       212,118       557,227      334,558     (195,513)      908,390
                            ----------    ----------   ----------  -----------    ----------
  Total assets..........     1,100,213     1,973,946    1,214,191  $(1,668,155)    2,620,195
                            ==========    ==========   ==========  ===========    ==========
Total current
 liabilities............    $  128,063    $  714,808   $  306,813  $  (237,368)   $  912,316
Total long-term
 liabilities............       301,443       237,192       28,489                    567,124
Total stockholders'
 equity.................       670,707     1,021,946      878,889   (1,430,787)    1,140,755
                            ----------    ----------   ----------  -----------    ----------
  Total liabilities and
   stockholders'
   equity...............    $1,100,213    $1,973,946   $1,214,191  $(1,668,155)   $2,620,195
                            ==========    ==========   ==========  ===========    ==========

                        STAPLES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                   FOR THE THIRTEEN WEEKS ENDED MAY 2, 1998
                                (IN THOUSANDS)

                                                           NON-
                           STAPLES, INC.   GUARANTOR    GUARANTOR
                           (PARENT CORP.) SUBSIDIARIES SUBSIDIARIES CONSOLIDATED
                           -------------- ------------ ------------ ------------
Net cash (used
 in)/provided by
 operating activities....    $ (52,210)     $    594     $ 24,473    $ (27,143)
Investing Activities:
  Acquisition of
   property, equipment
   and lease rights......      (14,238)      (65,722)      (7,791)     (87,751)
  Other..................      (43,267)       64,227      (21,136)        (176)
                             ---------      --------     --------    ---------
Cash used in investing
 activities..............      (57,505)       (1,495)     (28,927)     (87,927)
Financing Activities:
  Payments on
   borrowings............      (25,251)          --           676      (24,575)
  Other..................       19,225           --        (4,470)      14,755
                             ---------      --------     --------    ---------
Cash used in financing
 activities..............       (6,026)          --        (3,794)      (9,820)
Effect of exchange rate
 changes on cash.........          --            --           454          454
Net decrease in cash.....     (115,741)         (901)      (7,794)    (124,436)
Cash and cash equivalents
 at beginning of period..      189,252         8,253      183,583      381,088
                             ---------      --------     --------    ---------
Cash and cash equivalents
 at end of period........    $  73,511      $  7,352     $175,789    $ 256,652
                             =========      ========     ========    =========

NOTE 4--INCOME TAXES

  The provision for income taxes on previously untaxed earnings of pooled S-Corporations included in results for the quarter ended May 2, 1998 have been provided for on a pro forma basis at the Company's effective tax rate of 39%.

                          [STAPLES LOGO APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company (except expenses incurred by the Selling Stockholders for brokerage fees, selling commissions, underwriting discounts and selling commissions and expenses incurred by the Selling Stockholders for legal services). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

      Filing Fee--Securities and Exchange Commission..................  146,398
      Blue Sky Fees...................................................   10,000
      Legal fees and expenses of the Company..........................   75,000
      Accounting fees and expenses....................................   75,000
      Miscellaneous expenses..........................................   18,602
                                                                       --------
        Total Expenses................................................ $325,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Except as hereinafter set forth, there is no provision of the Company's Certificate of Incorporation, or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

  Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

  The Company's Certificate of Incorporation also provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

  The By-laws of the Company contain provisions to the effect that each director, officer and employee of the Company shall be indemnified by the Company against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of the Company or of any other organization at the request of the Company. The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if the Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Board of Directors directs, by independent legal counsel) or by stockholders, that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standards of conduct. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

  The Company maintains directors and officers liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS

   EXHIBIT
   NUMBER                    DESCRIPTION
   -------                   -----------
    1.1*   Underwriting Agreement
    5.1    Opinion of Hale and Dorr LLP
   23.1    Consent of Ernst & Young LLP
   23.2    Consent of Kupferberg, Goldberg & Neimark, LLC
   23.3    Consent of Hale and Dorr LLP
   24.1*   Power of Attorney

--------
* Previously filed.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westborough, Commonwealth of Massachusetts on the 20th day of July, 1998.

                                          Staples, Inc.

                                                  /s/ Thomas G. Stemberg
                                          By: _________________________________
                                                   THOMAS G. STEMBERG
                                           PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                           AND
                                           CHAIRMAN OF THE BOARD OF DIRECTORS

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of July, 1998.

              SIGNATURE                                TITLE

       /s/ Thomas G. Stemberg          President, Chief Executive Officer and
-------------------------------------   Chairman of the Board of Directors
         THOMAS G. STEMBERG             (Principal Executive Officer)

         /s/ John J. Mahoney           Executive Vice President--Finance
-------------------------------------   and Chief Financial Officer
           JOHN J. MAHONEY              (Principal Financial Officer)

       /s/ Robert K. Mayerson          Senior Vice President and Corporate
-------------------------------------   Controller (Principal Accounting
         ROBERT K. MAYERSON             Officer)

                                       Director
-------------------------------------
          BASIL L. ANDERSON

                  *                    Director
-------------------------------------
        MARY ELIZABETH BURTON

                  *                    Director
-------------------------------------
         W. LAWRENCE HEISEY

                  *                    Director
-------------------------------------
         JAMES L. MOODY, JR.

                  *                    Director
-------------------------------------
         ROWLAND T. MORIARTY

                  *                    Director
-------------------------------------
         ROBERT C. NAKASONE

                  *                    Director
-------------------------------------
           W. MITT ROMNEY

                  *                    Director
-------------------------------------
            MARTIN TRUST

                                       Director
-------------------------------------
            PAUL F. WALSH

*By:      /s/ John J. Mahoney
  ----------------------------------
            JOHN J. MAHONEY
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                             DESCRIPTION                             PAGE
 -------                            -----------                             ----
  1.1*   Underwriting Agreement...........................................  --
  5.1    Opinion of Hale and Dorr LLP.....................................  --
 23.1    Consent of Ernst & Young LLP.....................................  --
 23.2    Consent of Kupferberg, Goldberg & Neimark, LLC...................  --
 23.3    Consent of Hale and Dorr LLP (included in Exhibit 5.1)...........  --
 24.1*   Power of Attorney................................................  --

--------
* Previously filed.